UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SELECTIVE INSURANCE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transactions applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 (973) 948-3000

March 25, 2013

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Wednesday, April 24, 2013

The 2013 Annual Meeting of Stockholders of Selective Insurance Group, Inc. (“Selective”) will be held at 3:00 PM Eastern Time on Wednesday, April 24, 2013, in the Auditorium at Selective’s principal offices, which are located at, and have a mailing address of, 40 Wantage Avenue, Branchville, New Jersey 07890.

At the meeting, we will ask stockholders to:

1.	Elect eleven directors for a one-year term expiring in 2014;

2.	Approve a non-binding advisory resolution on the compensation of Selective’s named executive officers; and

3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

We plan a brief business meeting focused on these items and we will attend to any other business properly brought before the meeting and at any adjournments or postponements of the meeting. The Board of Directors recommends that: (i) you vote “FOR” all of the nominees to the Board of Directors; and (ii) you vote “FOR” Proposals 2 and 3. These proposals are further described in the proxy statement.

Also enclosed is Selective’s 2012 Annual Report to Stockholders. At the meeting, we will be making a brief presentation on operations and will offer time for your comments and questions.

Selective stockholders of record at the close of business on Wednesday, March 6, 2013 are entitled to notice of, and to vote at, the meeting and any adjournment of it. A quorum is a majority of outstanding shares. YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE YOUR SHARES BY: (1) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; (2) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD; OR (3) COMPLETING, DATING, AND SIGNING THE PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME, AS DESCRIBED IN THE PROXY STATEMENT, PRIOR TO THE TIME IT IS VOTED AT THE 2013 ANNUAL MEETING.

Very truly yours,

Gregory E. Murphy

Chairman of the Board, President and Chief Executive Officer

By Order of the Board of Directors:

Robyn P. Turner

Corporate Secretary

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, APRIL 24, 2013

GENERAL INFORMATION ABOUT SELECTIVE’S ANNUAL MEETING

WHEN AND WHERE IS THE ANNUAL MEETING?

The 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Selective Insurance Group, Inc. (“Selective”) will be held on Wednesday, April 24, 2013, at 3:00 PM Eastern Time in the Auditorium at Selective’s principal offices at 40 Wantage Avenue, Branchville, New Jersey 07890. Directions are on the back of this Proxy Statement. Our telephone number is (973) 948-3000.

WHEN WAS THIS PROXY STATEMENT MAILED?

This Proxy Statement and proxy card are being mailed to Selective stockholders on or about March 25, 2013.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Anyone who owned Selective common stock as of the close of business on March 6, 2013 is entitled to one vote per share owned. There were 55,513,921 shares outstanding at the close of business on that date.

WHO IS SOLICITING MY PROXY TO VOTE MY SHARES AND WHEN?

Selective’s Board of Directors (“Board of Directors” or the “Board”) is soliciting your “proxy,” or your authorization for our named proxies, Annabelle G. Bexiga and Joan M. Lamm-Tennant, to vote your shares. Unless revoked by you, your proxy will be effective for the Annual Meeting and for any adjournments or postponements of that meeting.

WHAT IS THE COST OF SOLICITING PROXIES AND WHO IS PAYING FOR THE COST?

Selective is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but may also be solicited personally or in writing, by telephone, e-mail, facsimile, or otherwise by Selective directors or officers, or employees of a Selective subsidiary, for no additional compensation. Selective has engaged Georgeson Inc. (“Georgeson”), a proxy solicitation firm, to assist in the solicitation of proxies and the distribution of proxy materials. Georgeson will provide such services for an estimated fee of approximately $8,000 plus expenses. Selective will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of Selective common stock.

WHAT ARE THE REQUIREMENTS FOR BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING?

For business to be conducted at the Annual Meeting, owners of 27,756,961 shares of Selective common stock (a majority of the issued and outstanding shares entitled to vote) constituting a quorum, must be in attendance or represented by proxy. Our common stock is our only class of voting securities.

PROPOSALS FOR STOCKHOLDER VOTE AND APPROVAL REQUIREMENTS

Management is presenting three proposals for a stockholder vote.

PROPOSAL 1.	ELECTION OF DIRECTORS

THE BOARD IS SUBJECT TO ANNUAL ELECTION BY THE STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING ELEVEN NOMINATED DIRECTORS FOR A TERM OF ONE YEAR: PAUL D. BAUER; ANNABELLE G. BEXIGA; A. DAVID BROWN; JOHN C. BURVILLE; JOAN M. LAMM-TENNANT; MICHAEL J. MORRISSEY; GREGORY E. MURPHY; CYNTHIA S. NICHOLSON; RONALD L. O’KELLEY; WILLIAM M. RUE; AND J. BRIAN THEBAULT.

You can find information about these nominees, Selective’s Board of Directors, its committees, and other related matters beginning on page 5.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 1, on which you may:

•	Vote “FOR” all of the nominees;
•	Vote “AGAINST” all of the nominees;
•	Vote “FOR” or “AGAINST” specific nominees; or
•	Abstain from voting from all or specific nominees.

Under our By-Laws, assuming a quorum is present, directors in uncontested elections must be elected by a majority of votes cast. A majority means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” the director nominee. In an uncontested election, any director nominee who does not receive more “for” than “against” votes is required to tender his or her resignation from the Board of Directors within five days of certified election results. In such a case: (i) the Corporate Governance and Nominating Committee must make a recommendation to the Board of Directors as to whether it should accept the resignation; and (ii) the Board of Directors must decide whether to accept such resignation and disclose its decision-making process. Stockholders may not cumulate their votes. Under New Jersey law and consistent with the proxy rules of the United States Securities and Exchange Commission (“SEC”), abstentions and broker non-votes will not be taken into account in determining the outcome of the vote.

PROPOSAL 2.	APPROVAL OF NON-BINDING ADVISORY RESOLUTION ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 2, on which you may:

•	Vote “FOR” Proposal 2;
•	Vote “AGAINST” Proposal 2; or
•	Abstain from voting.

Assuming a quorum is present, Proposal 2 will pass if approved by an affirmative vote of a majority of the votes cast at the Annual Meeting. Under New Jersey law and consistent with the SEC’s proxy rules, abstentions and broker non-votes will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes.

PROPOSAL 3.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

You can find information about Selective’s relationship with KPMG LLP beginning on page 55.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 3, on which you may:

•	Vote “FOR” Proposal 3;
•	Vote “AGAINST” Proposal 3; or
•	Abstain from voting.

Assuming a quorum is present, Proposal 3 will pass if it receives an affirmative vote of a majority of the votes cast at the Annual Meeting. Under New Jersey law and the SEC’s proxy rules, abstentions will not be counted as votes cast and, accordingly, will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors is not aware of any other business to be presented for a vote at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by applicable law and NASDAQ Stock Market (“NASDAQ”) and SEC rules and regulations, to vote on such matters according to their best judgment.

The Chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board of Directors if the proposal or nominee is not properly submitted. The requirements for submitting proposals and nominations for this year’s Annual Meeting are set forth in Selective’s By-Laws.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Proxy Statement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words like "anticipate," "expect," "project," "believe," "plan," "may," "estimate," "intend" and other similar words. These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. Factors that may cause actual results to differ materially from those contemplated by the statements in this Proxy Statement can be found in our most recent Annual Report on Form 10-K filed with the SEC and in the Quarterly Report on Form 10-Q we have or will file hereafter under the heading "Risk Factors" and " Forward-Looking Statements." Accordingly, you are cautioned not to place undue reliance on any of our forward-looking statements. We disclaim any intention or obligation to publicly update or revise any forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this document.

VOTING AND PROXY PROCEDURE

HOW DO I VOTE?

You can vote four ways:

1.	BY MAIL. Mark your voting instructions on, then sign and date the proxy card. Then return the proxy card in the postage-paid envelope provided. If you mail your proxy card, we must receive it before the beginning of the Annual Meeting.

If we receive your signed proxy card, but you do not give voting instructions, the named proxies will vote your shares FOR each of the director nominees and FOR Proposals 2 and 3. If any other matters arise during the meeting that require a vote, the named proxies will exercise their discretion, to the extent permitted by applicable law and NASDAQ and SEC rules and regulations, in accordance with their best judgment.

2.	BY TELEPHONE. Call the toll-free number on your proxy card to vote by telephone. Follow the instructions on your proxy card and the voice prompts. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

3.	BY INTERNET. Go to the website listed on your proxy card to vote through the Internet. Follow the instructions on your proxy card and the website. If you vote through the Internet, you may incur telephone and/or Internet access charges from your service providers. IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

4.	IN PERSON. Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote.

HOW DO I REVOKE MY PROXY OR CHANGE MY VOTING INSTRUCTIONS?

You may revoke your proxy before the proxy is exercised by writing to Selective’s Corporate Secretary, Robyn P. Turner, at the address in the meeting notice on the cover of this Proxy Statement. You may also change your vote before the proxy is exercised by submitting a new vote via the Internet, by telephone, or by returning a properly executed proxy bearing a later date. Any subsequent timely and valid vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before noon central time on April 23, 2013 will be the vote that is counted, except that you may also change your vote by voting in person at the Annual Meeting.

HOW WILL PROXIES BE VOTED IF I GIVE MY AUTHORIZATION?

If you properly execute your proxy card and return it to Selective or submit your proxy by telephone or Internet, and do not subsequently revoke your proxy, your shares of common stock will be voted at the Annual Meeting in accordance with your instructions. In the absence of instructions, the named proxies will vote your shares FOR each of the director nominees and FOR Proposals 2 and 3. If other matters should properly come before the meeting, the named proxies will vote on such matters, to the extent permitted by applicable law and NASDAQ and SEC rules and regulations, in accordance with their best judgment.

HOW WILL VOTES BE COUNTED?

The inspectors of election appointed for the Annual Meeting by the Board of Directors will separately tabulate affirmative and negative votes, abstentions, and broker non-votes (shares held by a broker, bank, or other nominee that does not have authority, either express or discretionary, to vote on a particular matter). Shares represented by proxies that reflect abstentions and broker non-votes are counted for determining whether there is a quorum. We believe brokers may exercise their discretionary voting power for Proposal 3.

For Proposal 1, abstentions and broker non-votes will not be considered in determining whether director nominees have received more “for” votes than “against” votes. Approval of Proposal 2 requires the affirmative vote of a majority of votes cast at the Annual Meeting. Abstentions and broker non-votes have no effect on the outcome of Proposal 2. Approval of Proposal 3 requires the affirmative vote of a majority of votes cast at the Annual Meeting. Abstentions have no effect on Proposal 3.

WHAT IF MY SHARES ARE NOT REGISTERED IN MY NAME?

If you own your shares in “street name,” meaning that your broker is actually the record owner, you should contact your broker. When a broker does not have voting instructions and withholds its vote on one of these matters, it is called a “broker non-vote.” Broker non-votes count toward a quorum, but otherwise do not affect the outcome of any proposal.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, APRIL 24, 2013

This Proxy Statement and our 2012 Annual Report to Stockholders are available on Selective’s Internet website at www.selective.com.

INFORMATION ABOUT PROPOSAL 1
Election of Directors

Under our By-Laws, directors in uncontested elections must be elected by a majority of votes cast. A majority means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. For more information on our majority voting policy, please see “Corporate Governance – Majority Voting for Directors in Uncontested Elections” on page 15.

All directors stand for election for a one-year term. In all cases, each director will hold office until a successor has been elected and qualified, or until the director’s earlier resignation or removal.

Selective’s Board of Directors currently has 11 members. Pursuant to Selective’s Restated Certificate of Incorporation, as amended, and its By-Laws, Selective may have a minimum of seven and a maximum of 20 directors. By majority vote, the Board of Directors may set the number of directors within this range at any time.

Process for Review and Nomination of Director Candidates

The Corporate Governance and Nominating Committee is responsible for the review and nomination of candidates to the Board of Directors.1 The Corporate Governance and Nominating Committee reviews all director candidates for possible nomination and election to the Board and seeks such candidates from any source, including:

•	Directors and management;
•	Third party search firms that the Corporate Governance and Nominating Committee may engage; and
•	Stockholders.

Any stockholder proposing Board candidate(s) must submit in writing all information required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in a solicitation of proxies for the election of a director to the Chairperson of the Corporate Governance and Nominating Committee, c/o Corporate Secretary, 40 Wantage Avenue, Branchville, New Jersey 07890.

1 See chart on page 17 for further discussion of the Corporate Governance and Nominating Committee’s other responsibilities.

Regardless of source, the Corporate Governance and Nominating Committee evaluates all candidates based on, among other things, the following standards:

•	Personal and professional ethics, integrity, character, and values;
•	Professional and personal experience;
•	Business judgment;
•	Skills and expertise;
•	Industry knowledge;
•	Independence and avoidance or limitation of potential or actual conflicts of interest;
•	Dedication and commitment to representing the long-term interests of Selective and its stockholders;
•	Willingness to dedicate and devote sufficient time to Board duties and activities;
•	Other appropriate and relevant factors, including the qualification and skills of the current members of the Board; and
•	Diversity.

Although Selective has no formal diversity policy, our Corporate Governance Guidelines provide that the composition of the Board should encompass a broad range of skills, expertise, industry knowledge, and diversity of opinion. Accordingly, diversity of thought, experience, gender, race, and ethnic background are greatly considered in the director evaluation process.

Director Nominees

No family relationships exist between any of Selective’s current directors, executive officers, and persons nominated by Selective to become a director.

The Board has ratified the Corporate Governance and Nominating Committee’s nomination of the following eleven directors to stand for election at the 2013 Annual Meeting for terms expiring at the 2014 Annual Meeting or until a successor has been duly elected and qualified: Paul D. Bauer; Annabelle G. Bexiga; A. David Brown; John C. Burville; Joan M. Lamm-Tennant; Michael J. Morrissey; Gregory E. Murphy; Cynthia S. Nicholson; Ronald L. O’Kelley; William M. Rue; and J. Brian Thebault.

All nominees have consented to being named in this Proxy Statement and to serving if elected. The Board does not know of any reason why any of these nominees would decline or be unable to serve if elected. If a nominee becomes unavailable or unable to serve before the Annual Meeting, the Board can either reduce its size or designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

NOMINEES OF THE BOARD OF DIRECTORS
Paul D. Bauer, 69 Independent Director, 1998

• Retired financial executive.

• Executive Vice President and Chief Financial Officer of Tops Markets, Inc., 1970 to 1993.

• Director, Rosina Holdings Inc., since 2002.

• Director, Fluent Energy Corporation, since 2012.

• Director, Energy Corporation of America, since 2012.

• Director, Catholic Health System of Western New York, 1998 to 2008.

• Co-founder and President, The Bison Scholarship Fund (formerly named the Buffalo Inner-City Scholarship Opportunity Network), since 1995.

• Trustee, Holy Angels Academy, 2005 to 2011.

• Graduate of Boston College (B.S. Accounting).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Bauer is the former Chief Financial Officer of a publicly-traded company and served as the Chairman of the Audit Committee for 7 years. Mr. Bauer is very active in the Buffalo community and knowledgeable of Upstate New York, which is an important market for us.
Annabelle G. Bexiga, 51 Independent Director, 2012

• Senior Managing Director and Chief Information Officer, TIAA-CREF, since 2010.

• Chief Information Officer, Bain Capital, LLC, 2008 to 2010.

• Elysian Coaching & Consulting, President and Founder, 2007.

• Managing Director and Chief Information Officer, JPMorgan Invest, LLC, 2003 to 2006.

• Member, CIO’s Executive Council, Executive Women in Information Technology.

• Member, CIO Strategy Exchange.

• Graduate of Seton Hall University (B.Sc.).

• International Executive MBA Program, Rutgers University.

Discussion of individual experience, qualifications, attributes, and skills.	Ms. Bexiga has extensive financial services and information technology experience. She was named by Insurance and Technology Magazine as one of the 2011 “Elite 8” CIOs. Ms. Bexiga is focused on innovative means of using social media to change retail behavior. She is also skilled in leading teams in multi-cultural environments and was certified as an executive coach. We believe that Ms. Bexiga’s expertise in information technology, and its use by retail financial services companies, is extremely important to the Board in setting Selective’s long-term strategies, particularly related to customer and agency experience matters.

NOMINEES OF THE BOARD OF DIRECTORS
A. David Brown, 70 Independent Director, 1996 Lead Independent Director, 2009 – present

• Executive Vice President and Chief Administrative Officer, Urban Brands, Inc., 2011 to October 2012. In September 2010, Urban Brands, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Urban Brands, Inc. was acquired by a subsidiary of Gordon Brothers Group in November 2010 and emerged from bankruptcy.

• Executive Vice President, Human Resources, Urban Brands, Inc., 2009 to 2011.

• Senior Vice President, Human Resources, Linens ‘n Things, Inc., 2006 to 2009. In May 2008, Linens ‘n Things, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code.

• Managing Partner, Bridge Partners, LLC, an executive recruiting firm, 2003 to 2006.

• Director, Ashley Stewart Holdings, Inc. since January 2013.

• Trustee, Monmouth University.

• Trustee, Jackie Robinson Foundation, 2003 to 2011.

• Graduate of Monmouth University (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Brown had a long career in human resources, with extensive experience in executive development, recruitment and leadership, employee benefits and compensation, particularly in corporate restructurings. He has run his own business and worked for large corporations. He also has a long commitment to diversity and was the managing director of a search firm specializing in diversity. Mr. Brown has extensive corporate governance experience and has served on several public company boards. Mr. Brown’s strong leadership and inter-personal skills have made him an effective Lead Independent Director.
John C. Burville, 65 Independent Director, 2006

• Insurance Consultant to the Bermuda Government, 2003 to 2007.

• Bermuda Insurance Advisory Committee, 1985 to 2003.

• Chief Actuary and Senior Rating Agency Manager of ACE Limited, 1992 to 2003.

• Graduate of Leicester University in the United Kingdom (B.Sc. and Ph.D.).

• Fellow of the Institute of Actuaries.

• Member of the American Academy of Actuaries.

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Burville has extensive insurance industry knowledge and served as chief actuary of one of the world’s largest property and casualty insurance companies. He is extremely knowledgeable about reserving and numerous actuarial techniques to calculate ultimate reserve levels. Mr. Burville is looked to as an actuarial subject matter expert on the Board.
Joan M. Lamm-Tennant, 60 Independent Director, 1993

• Global Chief Economist & Risk Strategist, Guy Carpenter & Company, LLC, since 2007.

• Vice President, Marsh & McLennan Companies, Inc., 2009 to 2011.

• Senior Vice President, General Re Corporation, 1997 to 2007.

• Lawrence and Susan Hirsh Adjunct Professor of International Business, the Wharton School of the University of Pennsylvania, since 2010.

• Adjunct Professor, the Wharton School of the University of Pennsylvania, 2006 to 2010.

• Director, IVANS, Inc., since 2004.

• Director, International Insurance Society, since 2011.

• Member, American Risk and Insurance Association.

• Member, Association for Investment Management and Research.

• Graduate of St. Mary’s University (B.B.A. and M.B.A.).

• Graduate of the University of Texas (Ph.D.).

NOMINEES OF THE BOARD OF DIRECTORS
Discussion of individual experience, qualifications, attributes, and skills.	Ms. Lamm-Tennant has extensive insurance industry experience. She is a recognized expert in the fields of enterprise risk management and capital modeling. Ms. Lamm-Tennant currently serves as an advisor to Marsh & McLennan Companies, Inc. as well as eight national or multinational insurance companies on enterprise risk management implementation. She is active in several industry associations and a finance professor. Ms. Lamm-Tennant is a financial expert and particularly knowledgeable regarding investments and investment strategies.
Michael J. Morrissey, 65 Independent Director, 2008

• President & Chief Executive Officer, International Insurance Society, Inc., since 2009.

• Chairman and Chief Executive Officer, Firemark Investments, 1983 to 2009.

• Director, CGA Group, Ltd., 1998 to 2009.

• Chartered Financial Analyst.

• Member, Association of Insurance and Financial Analysts.

• Member, New York Society of Securities Analysts.

• Graduate of Boston College (B.A.).

• Graduate of Dartmouth College (M.B.A.).

• Graduate of Harvard University (Corporate Financial Management Program).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Morrissey has 40 years of insurance industry experience. He is the head of an international insurance trade association, previously ran an investment firm specializing in insurance companies, and was president and chief investment officer of an insurance company. Mr. Morrissey is very knowledgeable regarding the investment community, investor relations, and the analysis of strategic transactions.
Gregory E. Murphy, 57 Employee Director, 1997

• Chairman, President and Chief Executive Officer of Selective, since May 2000.

• President and Chief Executive Officer of Selective, 1999 to 2000.

• President and Chief Operating Officer of Selective, 1997 to 1999.

• Other senior executive, management, and operational positions at Selective, since 1980.

• Certified Public Accountant (New Jersey) (Inactive).

• Trustee, Newton Medical Center Foundation, since 1999.

• Director, Property Casualty Insurers Association of America, since 2008.

• Director, Insurance Information Institute, since 2000.

• Trustee, The Institutes, since 2001.

• Graduate of Boston College (B.S. Accounting).

• Harvard University (Advanced Management Program).

• M.I.T. Sloan School of Management.

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Murphy, with 33 years of service at Selective and 14 as Chief Executive Officer, is the Director most knowledgeable about our operations. We consider his service on the Board extremely valuable to informed business and strategic decision-making. He has broad experience and knowledge in the areas of reinsurance, and insurance pricing and industry fundamentals. Mr. Murphy has extensive contacts in the insurance industry and serves as a director or trustee of several important industry groups. He is a Certified Public Accountant, served as our Chief Financial Officer prior to assuming other leadership positions, and is extremely financially sophisticated.

NOMINEES OF THE BOARD OF DIRECTORS
Cynthia S. Nicholson, 48 Independent Director, 2009

• Executive Vice President and Chief Marketing Officer, Equinox Holdings, Inc., 2010 to November 2012.

• Co-Founder, Pup To Go, LLC, since 2009.

• Advisor, GamesThatGive, Inc., 2010 to 2011.

• Principal Strategist and Director, GamesThatGive, Inc., 2009 to 2010.

• Senior Vice President and Chief Marketing Officer of Pepsi-Cola North America, a division of PepsiCo, Inc., 2005 to 2008.

• Director, Association of National Advertisers, 2006 to 2008.

• Graduate of Kelley School of Business, Indiana University (M.B.A.).

• Graduate of University of Illinois (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	Ms. Nicholson is a marketing expert with 24 years of marketing experience in various industries. She served as Chief Marketing Officer at Equinox Holdings, Inc. and Pepsi-Cola North America. Ms. Nicholson has extensive experience with brand building, advertising, media buying, promotions, digital and social media, and direct marketing. We believe that her marketing expertise is invaluable to us as we explore branding and marketing efforts to address competitive issues in the property and casualty insurance industry and our distribution through independent agents.
Ronald L. O’Kelley, 68 Independent Director, 2005

• Chairman and Chief Executive Officer, Atlantic Coast Venture Investments Inc., 2003 to 2008 and 2009 to present; Director, Atlantic Coast Venture Investments Inc., 2003 to 2009.

• President and Chief Executive Officer, U.S. Shipping Partners, L.P., 2008 to 2009, Director 2004 to 2008.  In April 2009, U.S. Shipping Partners, L.P. filed for protection under Chapter 11 of the U.S. Bankruptcy Code and emerged reorganized as U.S. Shipping Corp in November 2009.

• Executive Vice President, Chief Financial Officer and Treasurer, State Street Corporation, 1995 to 2002.

• Advisory Director, Donald H. Jones Center for Entrepreneurship, Tepper School of Business, Carnegie Mellon University, since 2003.

• Graduate of Duke University (A.B.).

• Graduate of Carnegie Mellon University (M.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. O’Kelley is the former Chief Financial Officer of a large multi-national financial services organization and the Audit Committee’s designated financial expert. He has extensive experience in corporate restructurings for both manufacturing organizations and financial institutions. Mr. O’Kelley has a demonstrated track record for implementing corporate strategy through significant mergers and acquisitions, divestitures, and debt and equity fund raisings. He has significant experience as a director of other public companies.

NOMINEES OF THE BOARD OF DIRECTORS
William M. Rue, 65 Non-Independent Director, 1977

• Chairman, Rue Insurance, an insurance agency, since February 2013; President and former Executive Vice President, Rue Insurance, 1969 to February 2013.

• President, Rue Financial Services, Inc., 2002 to 2012.

• Director, 1st Constitution Bank, since 1989, Secretary of the Board, since 2005.

• Director, 1st Constitution Bancorp, since 1999, Secretary of the Board, since 2005.

• Director, Robert Wood Johnson University Hospital at Hamilton,
since 1994.

• Director, Robert Wood Johnson University Hospital Foundation,
1999 to 2012.

• Director, Robert Wood Johnson Health Care Corp., since 2011.

• Trustee, Rider University, 1993 to 2012.

• Member, Independent Agents & Brokers Association.

• Member, Society of CPCU.

• Member, Professional Insurance Agents Association.

• Member, Management Committee, PL Services, LLC.

• President, The Rue Foundation, since 2004.

• Graduate of Rider College (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Rue has been one of our independent agents for 44 years, and was the chief executive of his agency for 28 years. We believe that, because we principally distribute our products through independent agents, it is extremely valuable for informed business and strategic decision-making for the Board to have the view and input from an independent agent with strong knowledge of our operations and the competitive landscape.
J. Brian Thebault, 61 Independent Director, 1996

• Partner, Thebault Associates, since 1987.

• Chairman, Earth-Thebault, 2007 to 2009.

• Chairman and Chief Executive Officer, L.P. Thebault Company, 1998 to 2007; President and Chief Executive Officer, L.P. Thebault Company, 1984 to 1998.

• Director, Curex Group Holdings LLC, since 2010.

• Trustee, The Peck School, 1994 to 2010.

• Trustee, The Delbarton School, 1990 to 2007.

• Graduate of University of Southern California (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	For most of his career, Mr. Thebault has run closely-held businesses, which is the structure of many of our commercial customers. Through his career in the printing industry, he has a strong background in sales, marketing, finance matters, and business strategy.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES OF THE BOARD OF DIRECTORS.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows as of February 22, 2013:

•	The number of shares of Selective common stock beneficially owned by each director, the Chairman of the Board, President and Chief Executive Officer (the “Chief Executive Officer” or “CEO”), the Chief Financial Officer, and the other named executive officers, as described in our Compensation Discussion and Analysis on page 22.

•	The number of shares of Selective common stock beneficially owned by our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares			Percent of Class
	Common Stock(1)	Options Exercisable Within 60 Days of February 22, 2013	Total Shares Beneficially Owned
Bauer, Paul D.	63,317	50,109	113,426	*
Bexiga, Annabelle G.	4,100	0	4,100	*
Brown, A. David	41,848	50,109	91,957	*
Burville, John C.	55,992	38,109	94,101	*
Lamm-Tennant, Joan M.	64,640	56,109	120,749	*
Lanza, Michael H.	61,059	24,067	85,126	*
Marchioni, John J.	77,172	24,157	101,329	*
Morrissey, Michael J.	14,316	14,065	28,381	*
Murphy, Gregory E.	294,993	44,067	339,060	1%
Nicholson, Cynthia S.	14,769	7,953	22,722	*
O’Kelley, Ronald L.	33,473	44,109	77,582	*
Rue, William M.	426,469 (2)	50,109	476,578	1%
Thatcher, Dale A.	118,729	34,067	152,796	*
Thebault, J. Brian	70,946 (3)	56,109	127,055	*
Zaleski, Ronald J.	88,045	39,815	127,860	*
All directors and executive officers, as a group (17 persons)	1,482,912	532,954	2,015,866	4%

* Less than 1% of the common stock outstanding.

(1) No directors or executive officers hold Selective common stock in margin accounts or have Selective common stock pledged for a loan or stock purchase.

(2) Includes: (i) 39,569 shares held by Chas. E. Rue & Son, Inc. t/a Rue Insurance (“Rue Insurance”), an independent insurance agency of which Mr. Rue is Chairman and owner of more than a 10% equity interest (see page 13 of this Proxy Statement for more information); and (ii) 5,226 shares held by Mr. Rue’s wife.

(3) Includes: (i) 239 shares held in custody for, and 108 shares held by, the second daughter of Mr. Thebault; and (ii) 108 shares held in custody for the third daughter of Mr. Thebault.

The following table lists the only persons or groups known to Selective to be the beneficial owners of more than 5% of any class of Selective’s voting securities as of December 31, 2012, based on Schedules 13G filed by the beneficial owners on February 1, 2013, February 11, 2013, February 12, 2013, and March 7, 2013, respectively, with the SEC.

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percentage of Class
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,871,630 shares of common stock	8.86%
Common Stock	Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	4,565,583 shares of common stock	8.3%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,211,556 shares of common stock	5.83%
Common Stock	Columbia Wanger Asset Management, LLC 227 West Monroe Street, Suite 3000 Chicago, IL 60606.	2,799,000 shares of common stock	5.1%

EXECUTIVE OFFICERS

Information regarding Executive Officers is incorporated by reference to the section entitled “Executive Officers of the Registrant” in Part I, Item 1. Business. of Selective’s Annual Report on Form 10-K for the year ended December 31, 2012.

TRANSACTIONS WITH RELATED PERSONS

William M. Rue, Director. Mr. Rue owns more than 10% of the equity and is Chairman of Rue Insurance, an independent insurance agency. Through February 2013, Mr. Rue served as President of Rue Insurance. Rue Insurance has been an appointed independent agent of Selective’s insurance subsidiaries since 1928 and Selective expects that relationship to continue in 2013. The appointment of Rue Insurance as an independent agent was made on similar terms and conditions as other Selective agents and includes the right to participate in the Amended and Restated Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies (2010). In 2012, Rue Insurance:

•	Placed insurance policies with Selective’s insurance subsidiaries. Direct premiums written associated with these policies was $7.7 million in 2012. In return, Selective’s insurance subsidiaries paid commissions to Rue Insurance of $1.3 million.

•	Placed insurance coverage for Selective with non-Selective insurance companies for which Rue Insurance was paid commissions pursuant to its agreements with those carriers. Selective paid premiums for such insurance coverage of $0.2 million in 2012.

For additional information regarding Mr. Rue, see page 11.

The Selective Insurance Group Foundation, a private foundation Selective established under Section 501(c)(3) of the Internal Revenue Code (the “Selective Foundation”). The Selective Foundation makes grants to charitable organizations in accordance with its By-Laws and funding guidelines, which guidelines are available at www.selective.com. In 2012, the Selective Foundation made grants in excess of $20,000 in the following amounts to the following organizations with ties to Selective, all of which are located in Sussex County, New Jersey, where Selective is headquartered and over half of its headquarter-based employees live:

•	$55,650 in grants to The Newton Medical Center Foundation (“NMCF”), a charitable organization affiliated with Newton Medical Center. Mr. Murphy serves on the Board of Trustees of NMCF. In 2012, the Selective Foundation agreed to a plan of giving, to be annually renewed, that provides for $50,000 per year for the period of 2013 to 2023, with a potential maximum total contribution of $500,000.

•	$50,000 in grants to Project Self-Sufficiency of Sussex County (“PSS”), a non-profit, community-based organization dedicated to empowering low-income adults and their children to achieve personal and economic self-sufficiency. Susan Murphy, Mr. Murphy’s wife, serves on the PSS Board of Directors.

•	$25,000 grant to the United Way of Northern New Jersey. Kimberly Burnett, Executive Vice President of Selective Insurance Company of America (“SICA”), serves as a member of the Board of Trustees of the United Way of Northern New Jersey.

Review, Approval, or Ratification of Transactions with Related Persons

Selective has a written Related Person Transactions Policy and Procedures (the “Related Person Policy”).

The Related Person Policy defines “Related Person Transactions” as any transaction, arrangement, or relationship in which Selective or its subsidiaries was, is, or will be a participant and the amount involved exceeds $20,000, and in which any “Related Person” had, has, or will have a direct or indirect interest. A “Related Person” under the Related Person Policy is generally: (i) any director, executive officer, or nominee to become director of Selective or an immediate family member of such person; (ii) a beneficial owner of more than 5% of Selective’s common stock or an immediate family member of such beneficial owner; and (iii) any firm, corporation, or other entity in which any person included in (i) or (ii) is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Under the Related Person Policy, the Audit Committee (or Chairperson of the Audit Committee if between meetings) must approve “Related Person Transactions.” In its review, the Audit Committee considers all available relevant facts and circumstances of the proposed transaction, including: (i) the benefits to Selective; (ii) the impact on a director’s independence; (iii) the availability of other sources for comparable products and services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. No Audit Committee member may participate in any review, consideration, or approval of any Related Person Transaction in which such director or any of his or her immediate family members is the Related Person. The Audit Committee only approves those Related Person Transactions that it considers are in, or are not inconsistent with, the best interests of Selective and its stockholders.

Director Independence

The Board of Directors has determined that all directors are independent as defined by applicable NASDAQ and SEC rules and regulations – except Messrs. Murphy and Rue. In making its determination, the Board considered various transactions, relationships, or arrangements that relate to the directors. For a description of the transactions, relationships, or arrangements related to Mr. Rue, see the section entitled “Transactions with Related Persons” on page 13.

In May 2007, Ms. Lamm-Tennant, a member of the Finance Committee, was appointed Global Chief Economist & Risk Strategist of Guy Carpenter & Company, LLC (“Guy Carpenter”), a subsidiary of Marsh & McLennan Companies, Inc. (“Marsh”). From February 2009 through January 2011, Ms. Lamm-Tennant served as Vice President of Marsh. Selective’s insurance subsidiaries ended their engagement of Guy Carpenter on September 19, 2011, under which the subsidiaries’ reinsurance was placed. In 2012, Guy Carpenter returned to the insurance subsidiaries approximately $34,000 in commissions previously paid to it. Due to the nature of reinsurance treaties, claims activity related to reinsurance placed through Guy Carpenter prior to the termination of the engagement may result in immaterial amounts of additional commissions earned by Guy Carpenter on reinstatement premiums paid by the insurance subsidiaries over the next ten years. We use the services of Marsh subsidiaries other than Guy Carpenter. In 2012, we made aggregate payments totaling approximately $120,000 to subsidiaries of Marsh.

As: (i) Ms. Lamm-Tennant is not a reinsurance broker and had no involvement in these transactions; (ii) Guy Carpenter and Marsh have established an internal segregation to separate Ms. Lamm-Tennant from knowledge of specific transactions involving Selective; and (iii) the amount of revenue from such transactions is immaterial to the business of Guy Carpenter and Marsh, the Board determined that these transactions do not affect Ms. Lamm-Tennant’s independence under applicable NASDAQ and SEC rules and regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires Selective’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of Selective’s equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Selective’s equity securities. Such directors, executive officers, and greater than 10% stockholders are required by SEC regulations to furnish Selective with copies of all of the Section 16(a) Exchange Act reports that they file. Based solely on Selective’s review of the copies of Forms 3, 4, and 5 or written representations from certain reporting persons that no Forms 5 were required for those persons, Selective believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2012, were met in a timely manner by its directors, executive officers, and greater than 10% beneficial owners.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Selective has established Corporate Governance Guidelines that are available for review in the Corporate Governance subsection of the Investor Relations section of Selective’s website, www.selective.com. These guidelines provide for the election of a Lead Independent Director, who supervises meetings of Selective’s independent directors that occur at least semi-annually. A. David Brown is presently the Lead Independent Director. In 2012, Selective’s independent directors met four times outside the presence of management.

All of the members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Salary and Employee Benefits Committee are independent directors as defined by NASDAQ and SEC rules and regulations.

Majority Voting for Directors in Uncontested Elections

Selective’s Board of Directors has adopted a majority voting policy for uncontested elections of directors. In accordance with our By-Laws, unless the Corporate Secretary determines that the number of nominees exceeds the number of directors to be elected, a nominee must receive more votes cast “for” than “against” to be elected or re-elected to the Board. Any nominee who receives fewer “for” votes than “against” votes must tender his or her resignation to the Chairman of the Board within five days following certification of the meeting’s election results. Within 45 days after the stockholders’ meeting, the Corporate Governance and Nominating Committee will make a recommendation to the Board regarding whether to accept the director’s resignation. The Corporate Governance and Nominating Committee, in making its recommendation to the Board, may consider any factors it deems relevant. The Corporate Governance and Nominating Committee, as it deems appropriate, may consider a range of possible alternatives concerning the director’s tendered resignation. Any director who fails to receive a majority of votes cast and tenders resignation pursuant to this requirement may not participate in the deliberations of the Corporate Governance and Nominating Committee or the Board related to the decision to accept the offer of resignation.

Within 90 days after the stockholders’ meeting, the Board of Directors shall formally act on the Corporate Governance and Nominating Committee’s recommendation and, in a Form 8-K to be filed with the SEC within four business days of such decision, disclose its decision to accept or reject the director’s resignation and the rationale and process for such decision. If every member of the Corporate Governance and Nominating Committee fails to receive a majority vote in favor of election at the same stockholders’ meeting, then those independent directors who received a majority vote, and any independent directors who did not stand for election, will appoint from amongst themselves an ad hoc Board committee to consider the resignation offers and recommend to the Board whether it should accept them. In such a situation, if fewer than three directors would be on such an ad hoc committee, the entire Board (other than the individual director whose resignation is being considered) will make the determination to accept or reject the director’s resignation.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held 8 meetings in 2012. All directors attended 75% or more of the aggregate of the meetings of the Board of Directors and their respective committees in 2012. It is Selective’s policy that all directors are expected to attend the Annual Meeting, and all continuing directors did so in 2012.

The Board has five standing committees:

•	Audit Committee;

•	Corporate Governance and Nominating Committee;

•	Executive Committee;

•	Finance Committee; and

•	Salary and Employee Benefits Committee.

The following provides information on each of the five committees:

Audit Committee
Written Charter is available in the Corporate Governance subsection of the Investor Relations section of www.selective.com	2012 Meetings: 5

Responsibilities:

•     Oversee the accounting and financial reporting processes and the audits of the financial statements.

•     Review and discuss with Selective’s management and independent auditors Selective’s financial reports and other financial information provided to the public and filed with the SEC.

•     Monitor the activities of Selective’s Internal Audit Department and the appointment, replacement, reassignment, or dismissal of the Chief Audit Executive.

•     Monitor Selective’s internal controls regarding finance, accounting, and legal compliance.

•     Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures.

•     Appoint Selective’s independent registered public accounting firm and supervise the relationship between Selective and its independent auditors, including reviewing their performance, making decisions with respect to their compensation, retention and removal, reviewing and approving in advance their audit services and permitted non-audit services, and confirming the independence of the independent auditors.

Director Members:	Independent
Ronald L. O’Kelley, Chairperson and designated Audit Committee financial expert	Yes
Paul D. Bauer	Yes
Annabelle G. Bexiga	Yes
John C. Burville	Yes
J. Brian Thebault	Yes

Corporate Governance and Nominating Committee
Written Charter is available in the Corporate Governance subsection of the Investor Relations section of www.selective.com	2012 Meetings: 5

Responsibilities:

•     Establish criteria for the selection of directors and identify and recommend to the Board the nominees for director.

•     Review and assess Selective’s Corporate Governance Guidelines and recommend any changes to the Board.

•     Recommend to the Board the directors to serve as lead independent director and on the various Board committees and as chairpersons of the respective committees.

•     Advise the Board with respect to Board composition, procedures, and committees.

•     Review and update Selective’s Code of Conduct and review conflicts of interest or other issues that may arise under the Code of Conduct involving Selective’s officers or directors.

•     Oversee the self-evaluations of the Board and each committee of the Board.

•     Review, jointly with the Salary and Employee Benefits Committee, CEO and executive staff succession planning and professional development.

•     Make a recommendation to the Board concerning a director that receives fewer “for” than “against” votes in an uncontested election of directors as to whether to accept the resignation of such director.

Director Members:	Independent
J. Brian Thebault, Chairperson	Yes
Annabelle G. Bexiga	Yes
A. David Brown	Yes
Cynthia S. Nicholson	Yes

Executive Committee
No Charter. Responsibilities defined in By-Laws.	2012 Meetings: 1

Responsibilities:

•     Authorized by By-Laws to exercise the Board of Directors’ powers and authority in the management of Selective’s business and affairs between Board meetings.

•     Has the right and authority to exercise all the powers of the Board of Directors on all matters brought before it, except with respect to matters concerning Selective’s investments or as prohibited by law.

Director Members:
Gregory E. Murphy, Chairperson	Ronald L. O’Kelley
Paul D. Bauer	J. Brian Thebault
A. David Brown
Michael J. Morrissey

Finance Committee
Written Charter is available in the Corporate Governance subsection of the Investor Relations section of www.selective.com	2012 Meetings: 4

Responsibilities:

•     Review and approve changes to Selective’s investment policies, strategies, and programs.

•     Review investment transactions made on behalf of Selective and review the performance of Selective’s investment portfolio and external investment managers.

•     Review matters relating to the investment portfolios of the benefit plans of Selective and its subsidiaries, including the administration and performance of such portfolios.

•     Appoint members of Selective’s Management Investment Committee.

•     Review and make recommendations to the Board regarding payment of dividends.

•     Review Selective’s capital structure and significant expenditures, and provide recommendations to the Board regarding financial policies and matters of corporate finance.

Director Members:
Michael J. Morrissey, Chairperson	Ronald L. O’Kelley
Paul D. Bauer	William M. Rue
Joan M. Lamm-Tennant

Salary and Employee Benefits Committee
Written Charter is available in the Corporate Governance subsection of the Investor Relations section of www.selective.com	2012 Meetings: 6

Responsibilities:

•     Oversee, review, and administer compensation, equity, and employee benefit plans and programs related to Selective’s and its subsidiaries’ employees and management.

•     Review annually and approve corporate goals and objectives relevant to executive compensation and evaluate performance in light of those goals.

•     Review annually and approve Selective’s compensation strategy for employees.

•     Review annually and determine the individual elements of total compensation of the CEO and other members of senior management.

•     Review, jointly with the Corporate Governance and Nominating Committee, CEO and executive staff succession planning and professional development.

•     Review and approve compensation for non-employee directors.

•     Review the independence and engagement of the independent executive compensation consultant.

Director Members:	Independent
Paul D. Bauer, Chairperson	Yes
A. David Brown	Yes
John C. Burville	Yes
Michael J. Morrissey	Yes
Cynthia S. Nicholson	Yes

RISK MANAGEMENT

Board Leadership Structure

Gregory E. Murphy, our Chief Executive Officer, has served as Chairman of the Board since April 2000. Since July 2004, we have had a Lead Independent Director and our Corporate Governance Guidelines provide that the Board will designate a Lead Independent Director. A. David Brown has served as the Lead Independent Director since April 2009.

The Lead Independent Director is responsible for coordinating the activities of the independent directors and performing various other duties. The Lead Independent Director’s general authority and responsibilities are as follows:

•	Presiding at all meetings of independent directors, as appropriate, and providing prompt feedback to the Chairman, President and CEO;

•	Serving as a point of contact for Board members to raise issues that they may not be able to readily address with the Chairman, President and CEO;

•	Ensuring that matters of importance to the Directors are placed on the Board’s meeting agendas;

•	Ensuring that the Chairman, President and CEO understands the Board’s views on all critical matters; and

•	Calling executive sessions of the independent directors and serving as chairman of such meetings.

The defined role of Selective’s Lead Independent Director is very similar to the role of an independent non-executive Chairman. We believe that our current Board leadership structure provides effective oversight of management and strong leadership of the independent directors. In addition, the Corporate Governance and Nominating Committee, of which Mr. Brown is a member, conducts annual self-assessments of the Board and its various committees to evaluate their effectiveness. At this time, we believe there is a benefit to having Mr. Murphy serve as both Chairman of the Board and Chief Executive Officer. As the individual with primary responsibility for managing our day-to-day operations, he is best positioned to chair regular Board meetings and to ensure that key business issues and risks are brought to our Board or to the appropriate committee’s attention.

Enterprise Risk Management

Our Board oversees our overall enterprise risk management process, which follows, among other things, the Enterprise Risk Management – Integrated Framework of the Treadway Commission of the Committee of Sponsoring Organizations (COSO). We began our formal enterprise risk management process over eleven years ago. The key components of our enterprise risk management process include identification and measurement, reporting, and monitoring of major risks, and the development of appropriate responses.

In addition to the Board’s oversight of overall risk and the enterprise risk management process, various committees of the Board oversee risks specific to their areas of supervision and report their activities and findings to the Board:

•	The Audit Committee, to operational, financial, and compliance risks;

•	The Corporate Governance and Nominating Committee, to governance and certain compliance risk;

•	The Finance Committee, to investment risk and associated financial risk; and

•	The Salary and Employee Benefits Committee, to employee, human capital, and compensation strategy risk.

The Chief Executive Officer, who continues to be the executive responsible for risk, and the Executive Risk Committee together are responsible for the holistic evaluation and supervision of our major risks. The Executive Risk Committee primarily consists of the Chief Executive Officer and his direct reports, each of whom is responsible for management of risk in his or her respective area, and a Chief Risk Officer who reports to the Chief Financial Officer. The Executive Risk Committee meets at least quarterly and provides a structured forum for the discussion of Selective’s major risks, its capital modeling results, capital adequacy, risk metrics, and sensitivity analysis. The Chief Risk Officer reports the analysis and findings of the Executive Risk Committee to the Board or the appropriate Board committee along with a quarterly update of certain risk metrics.

In overseeing the analysis and management of risk, the Board regularly receives, analyzes, and makes due inquiry regarding reports from its various committees and management regarding risk. We believe our Board’s leadership structure, with a Lead Independent Director, supports the Board’s ability to effectively evaluate and manage risk.

Compensation Risk Assessment

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our operations or results. To make this determination, we conducted an internal risk assessment of our compensation policies and programs. In performing the risk assessment, we considered that we operate in an industry based almost entirely on managing risk, and we believe that our risk management function is robust. We also analyzed the issues set forth in the proxy disclosure rules and gave close consideration to the following points:

•	The compensation policies and practices for employees of our operating units are similar and neither operating unit carries a disproportionate portion of our corporate risk profile. For example, our Insurance Operations segments, which sell property and casualty insurance products, are subject to, among other things, risks related to significant competition and extensive losses from catastrophic events and acts of terrorism, while our Investment Operations segment, which invests premiums collected by the Insurance Operations segments, is subject to, among other things, global economic risks and risks inherent in the equity markets; and

•	Our compensation policies are consistent with our overall risk structure and a significant portion of compensation is awarded on the accomplishment of business objectives that are measured over a three-year period of time.

We also considered our overall compensation program, including:

•	The features of our compensation program and whether those features align with our compensation philosophy;

•	The compensation program has multiple financial and strategic measures that balance profitability and growth. Our financial goals are based on a statutory combined ratio, which is an accepted insurance industry standard of profitability, and our strategic goals are based on, among other things, pricing, retention, and profitability of business, that are intended to incentivize profitable growth;

•	The maximum potential payments under our compensation plans;

•	The mix of fixed versus variable compensation;

•	The balance between cash and equity compensation;

•	The ratio of compensation based on long-term versus short-term performance metrics; and

•	The timing of equity award grants and vesting.

We also considered that we adjust our compensation programs from time-to-time as risks in our industry and operating segments change to help ensure that compensation and risk remain appropriately aligned.

Finally, we reviewed our various risk mitigation strategies in the compensation context including:

•	The stock ownership and retention requirements for management;

•	The independent oversight of compensation programs by the Salary and Employee Benefits Committee of the Board, including oversight of goals and performance measures; and

•	The Board’s role in risk oversight, which includes receiving, analyzing, and making due inquiry regarding reports from its various committees, including the Salary and Employee Benefits Committee, and management’s Executive Risk Committee regarding risk.

STOCKHOLDER COMMUNICATIONS

Stockholders may send communications to the Board of Directors or individual directors in writing c/o Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890 or by e-mail to corporate.governance@selective.com. The Board has instructed the Corporate Secretary to use discretion in forwarding unsolicited advertisements, invitations to conferences, or other promotional material.

CODE OF CONDUCT

Selective has adopted a Code of Conduct stating business ethics guiding principles for all Selective personnel, including executive officers. The Code of Conduct can be found in the Corporate Governance subsection of the Investor Relations section of Selective’s website, www.selective.com. Any amendment to or waiver from the provisions of the Code of Conduct that applies to Selective’s senior executive officers will be posted to Selective’s website, www.selective.com.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Purpose of Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to provide relevant information to our stockholders regarding our 2012 compensation program for the following named executive officers (“NEOs”):

•	Gregory E. Murphy, Chairman, President and Chief Executive Officer;

•	Dale A. Thatcher, Executive Vice President and Chief Financial Officer;

•	Michael H. Lanza, Executive Vice President, General Counsel and Chief Compliance Officer;

•	John J. Marchioni, Executive Vice President, Insurance Operations; and

•	Ronald J. Zaleski Sr., Executive Vice President and Chief Actuary.

Consideration of 2012 Say-on-Pay Advisory Vote Results

At our 2012 Annual Meeting of Stockholders, our stockholders voted on an advisory basis to approve the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K. Once again, as they did in 2011, our stockholders overwhelmingly supported our compensation decisions, with approximately 92% of votes cast voting in favor of the proposal. We considered these results and believe they indicate stockholders are supportive of our compensation decisions. Accordingly, we have maintained our emphasis on short- and long-term incentive compensation that we believe rewards our executives for delivering stockholder value. Other than establishing an additional alternative funding metric for our executive officers under our annual cash incentive program, we did not make any material changes in our 2012 compensation decisions and policies.

2012 Corporate Performance Highlights

For both the industry and Selective, 2012 was significantly impacted by a late season event, Hurricane Sandy, the largest single catastrophe event in the company’s history, which added 2.5 points to our 103.5% overall statutory combined ratio2. In total, catastrophe losses added 6.8 points to our overall 2012 statutory combined ratio. In spite of higher catastrophe losses, we continued to make significant holistic improvements to better position Selective for long-term success. While we cannot ignore the impact of these catastrophes on our results, a number of positive events occurred in 2012 that we expect to help drive our results in future market cycles. Specifically:

•	We increased overall net premiums written (“NPW”) in 2012 by 12% compared to 2011;

•	We attained our 15th consecutive quarter of positive standard commercial lines renewal pure price increases in the fourth quarter of 2012;

•	We achieved a 6.3% standard renewal pure price increase, consisting of a commercial lines renewal pure price increase of 6.2% and a personal lines renewal pure price increase of 6.7%;

•	We achieved strong standard retention rates for commercial lines of 82% and personal lines of 86%;

2 The statutory combined ratio is the property and casualty insurance industry standard measure of underwriting profitability. A statutory combined ratio under 100% generally indicates that an insurance company is generating an underwriting profit and a statutory combined ratio over 100% generally indicates that an insurance company is generating an underwriting loss.

•	We improved our overall statutory combined ratio in 2012 compared to 2011, both inclusive of catastrophe losses (103.5% versus 106.7%) and exclusive of catastrophe losses (97.7% versus 98.4%);

•	We successfully integrated our two recently-acquired excess and surplus (“E&S”) lines operations;

•	We generated $7 million in designated Claims Operations initiatives savings, and are on track to deliver our multi-year three point reduction in claim costs by year-end 2014, supported by a complex claims unit, sophisticated fraud and recovery predictive models, extensive network renegotiations, enhanced nurse case management, and a new vendor management program;

•	We introduced new products and expanded our underwriting appetite on existing products;

•	We improved our customer experience and branding through the introduction of a new mobile web application, revised billing notices, customer newsletters and surveys, and expanded television and radio advertising; and

•	We formed two new insurance company subsidiaries and redomesticated a third company, which will provide for more pricing flexibility.

In June 2012, our “A+ (Superior)” (with a negative outlook) financial strength rating from A.M. Best Company (“A.M. Best”), a worldwide insurance rating company, was downgraded to “A (Excellent)” (with a stable outlook), due to the impact of an elevated level of catastrophe losses and a decline in Selective’s underwriting and operating performance over the most recent five-year period, relative to both its own historic performance levels and in comparison to the commercial casualty composite.

Our stock price ended 2012 at $19.27, an increase of 8.7% from year end 2011, while our total stockholder return (“TSR”) was 11.9%.

In 2012, we continued to focus on our strategies for profitable growth, diversification, and creating long-term value for our stockholders.

CEO Pay for Performance

Mr. Murphy’s compensation over the past four years, as shown in the table below, demonstrates the correlation between changes in his compensation with changes in Selective’s TSR over the same period. This correlation is consistent with, and reflects our philosophy of, aligning compensation with the interests of stockholders and both short-term and long-term business objectives.

	2009	2010	2011	2012
CEO Total Compensation* (Salary/ACIP/LTIP)	$2,684,631	$2,700,087	$2,800,000	$3,000,000
$ Change from Prior Year	-$465,481	$15,456	$99,913	$200,000
% Change from Prior Year	-14.8%	0.6%	3.7%	7.1%
One-Year TSR	-25.7%	14.0%	0.8%	11.9%

* Also includes discretionary cash bonus awards for 2009 and 2010.

Role and Function of the Salary and Employee Benefits Committee

The Salary and Employee Benefits Committee of the Board of Directors (“SEBC”) oversees executive compensation. The SEBC retains an independent executive compensation consultant, Exequity LLP (“Compensation Consultant”), to advise it on executive and non-employee director compensation issues. Representatives of the Compensation Consultant: (i) review senior executive compensation; (ii) prepare comprehensive competitive compensation analyses for our NEOs; (iii) make recommendations to the SEBC regarding award metrics, components of compensation, amounts allocated to those components, and the total compensation opportunities for the CEO and the other NEOs; and (iv) attend SEBC meetings, as requested by the SEBC.

The Compensation Consultant has served the SEBC since April 2007. The Compensation Consultant’s only business with Selective is to advise the SEBC on non-employee director and executive compensation matters. The SEBC has determined that, in light of the factors set forth in SEC and NASDAQ rules, the services provided by the Compensation Consultant do not raise a conflict of interest.

The SEBC has full autonomy in determining executive compensation. Primarily based on information provided by the Compensation Consultant, the SEBC makes all final determinations regarding CEO and other NEO compensation. The CEO also makes compensation recommendations to the SEBC regarding each of the senior executives who report directly to him based on the CEO’s assessment of each executive officer’s annual performance, contributions to Selective, and potential for advancement. In making its compensation decisions, the SEBC also considers the medians of the benchmark sources discussed below and pre-established guidelines regarding award amounts, Selective’s performance, executive retention issues, internal compensation parity, and advancement in abilities, experience, and responsibilities. The Executive Vice President and Chief Human Resources Officer and certain other human resources officers, as part of their usual duties and responsibilities, provide the SEBC with information regarding the overall design of the executive compensation program and its individual components.

DESIGN CONSIDERATIONS OF SELECTIVE’S EXECUTIVE COMPENSATION PROGRAM

Selective’s Executive Compensation Program Objective and Philosophy

The objective of our executive compensation program is to attract, retain, and motivate executive talent that will drive the organization’s success and create stockholder value. Our compensation program is designed to reward the achievement of both financial and strategic goals and recognize our executives for their individual achievements and promote a long-term relationship with us. We seek to attract and retain talented and qualified executives by paying compensation that is generally targeted at the 50th – 75th percentile of total compensation paid by comparable companies in the property and casualty insurance industry. Consistent with our pay-for-performance philosophy, we tie our annual incentive awards to pre-determined strategic and financial business objectives and individual contributions, and we align our long-term compensation to the achievement of pre-determined specific performance measures that impact the generation of long-term stockholder value.

Compensation Elements

Our executive compensation program consists of the following key elements selected to: (i) address the market-based realities of attracting and retaining quality executives; and (ii) align the executives’ compensation with our stockholders’ interests:

•	Base salary;

•	Annual cash incentive program (“ACIP”) payments;

•	Long-term incentive program (“LTIP”) awards in the form of performance-based restricted stock units, performance-based cash incentive units, and, in prior years, stock options; and

•	Discretionary cash bonuses.

Compensation Best Practices

Selective uses the following compensation structures and practices:

•	Double triggers for payments upon a change in control under employment agreements;

•	Limited perquisites;

•	Stock ownership and retention requirements;

•	Issuances of only performance-based equity awards to NEOs; and

•	Balanced mix of fixed and variable compensation components.

Benchmarking

When making compensation decisions, the SEBC believes that it is important to be informed generally on compensation practices at publicly-traded companies, and particularly at property and casualty insurance holding companies. The SEBC believes that:

•	Measuring our compensation against practices from two benchmark sources helps ensure that the SEBC has an ample and robust assessment of our competitive compensation posture;

•	Benchmarking provides the SEBC with relevant information to make appropriate compensation decisions that will help attract, retain, and motivate the key talent required to drive company performance and long-term stockholder value; and

•	Considering multiple market references offsets inaccuracies inherent in a single market data point and enhances the SEBC’s decisions by allowing it to rely on a fuller set of market-competitive pay boundaries than just a single benchmark.

Accordingly, the SEBC receives from, and reviews with, the Compensation Consultant, the following benchmarking information:

•	Benchmarking analyses of compensation that we pay our NEOs, compared to base salary, annual cash incentives, total cash compensation, long-term incentives, and total compensation against a proxy peer group; and

•	Benchmark data provided by a third-party vendor for our NEOs against a group of 49 property and casualty insurance organizations.

For 2012, the Compensation Consultant furnished the SEBC with 2012 NEO compensation information from two market reference sources as follows:

Proxy Peers Organizations with which we compete in the sale of products and services and for talent	Third-party Vendor Surveys
• The Chubb Corporation • Cincinnati Financial Corporation • CNA Financial Corporation • EMC Insurance Group Inc. • The Hanover Insurance Group, Inc. • Harleysville Group Inc.

•     Hartford Financial Services Group,
Inc.

•     Navigators Group, Inc.

•     OneBeacon Insurance Group, Ltd.

•     State Auto Financial Corporation(1)

•     Tower Group, Inc.

•     United Fire Group, Inc.

•     W. R. Berkley Corporation

• Property and Casualty Insurance Compensation Survey (“PCIC Survey”)

(1) State Auto Financial Corporation’s compensation data was included in Selective’s 2011 aggregate proxy peer group data but inadvertently omitted from the proxy peers listed in the Company’s 2012 proxy statement.

Information for the Proxy Peers in the above table (collectively, the “Proxy Peer Group”) is obtained from proxy statements and other materials filed with the SEC. This information includes data on compensation components and analysis of the overall financial performance of the organizations in the group, and our performance in relation to them. The Proxy Peer Group is composed of companies that reflect our products, have our geographic market scope, and compete with us for executive talent. The PCIC Survey provides supplemental data from companies of various sizes. This information is divided into segments that most accurately reflect the size of our organization.  Because we strive to engage the best talent, which may require recruiting from organizations larger than us, we look at data from: (i) the overall property and casualty insurance industry; and (ii) organizations with direct written premiums of less than $2 billion.

In 2012, our aggregate NEO compensation was 6% below the total average median of the market reference sources, indicating that our total compensation was competitive with the market medians. The individual elements of our compensation varied as follows: Our long-term awards were 30% below the total average median; base salary was above the total average median by 7%, and total cash compensation was above the total average median by 30%. The SEBC felt that the aggregate of each NEO’s compensation was appropriate based on the accomplishments and contributions of that NEO, and the degree of achievement of the company’s 2012 goals, while maintaining total compensation below the market medians.

2012 ELEMENTS OF COMPENSATION AND ALLOCATION BETWEEN CURRENT AND LONG-TERM COMPENSATION

We allocate compensation among: (i) a fixed base salary; (ii) variable annual cash incentive bonus; and (iii) a variable long-term component. Together, these three components link compensation opportunities for executives to short-term and long-term financial and strategic objectives. The table below shows the percentage of total compensation for the CEO, Chief Financial Officer, and other NEOs that is short-term incentive compensation (ACIP) versus long-term incentive compensation (LTIP), and fixed (base salary) versus variable (ACIP and LTIP).

As the table indicates, the 2012 compensation allocation aligns closely with our compensation philosophy, which is designed to motivate executives to achieve short-term and long-term corporate objectives that are consistent with our stockholders’ economic interests. We strive to achieve a balance between pay incentive vehicles and performance time horizons, placing the most weight on achievement of long-term success that increases long-term stockholder value.

NEOs	2012 Short-term (ACIP)	2012 Long-Term (LTIP)	2012 Fixed (Base Salary)	2012 Variable (ACIP & LTIP)
Gregory E. Murphy	27%	43%	30%	70%
Dale A. Thatcher	31%	33%	36%	64%
Michael H. Lanza	24%	36%	40%	60%
John J. Marchioni	32%	34%	34%	66%
Ronald J. Zaleski	23%	38%	39%	61%

Base Salary

Our base salary compensation component is intended to provide stable, competitive compensation, while taking into account each executive’s scope of responsibility, relevant background, training, and experience. In setting base salaries, the SEBC considers both competitive market data for similar positions and overall market demand for each position. The SEBC generally believes that base salaries should be aligned with market trends for executives in similar positions with similar responsibilities at comparable companies. When establishing the base salaries of NEOs, the SEBC also considers:

•	The functional role of the position;

•	The level of responsibility;

•	Growth of the executive in the role, including skills and competencies;

•	The contribution and performance of the executive; and

•	The organization’s ability to replace the executive.

When evaluating 2012 base salaries for our CEO and other NEOs, the SEBC also considered: (i) our overall results; (ii) the continuing price competition in our industry, including our ability to obtain favorable and appropriate underwriting rates; and (iii) the continuing struggling economy impacting our various target markets. These factors were viewed in light of the relative competitive positioning of the base salaries of our CEO and the other NEOs, the fact that our CEO has not received a base salary increase since 2007, and that none of the other NEOs received a base salary increase in 2010. Based on these considerations, the SEBC decided not to provide an increase in base salary to the CEO, but awarded base salary increases to the other NEOs in 2012 of between 2% and 12% based on their respective accomplishments and contributions as described below in the section entitled “2012 Compensation Actions for the CEO and the other NEOs.”

Annual Cash Incentive Program (ACIP)

Our ACIP is intended to link a meaningful portion of annual cash compensation to one or more pre-established near-term strategic and/or financial organizational performance goals. For 2012, all of the NEOs were eligible to participate in the ACIP. ACIP awards are granted under the Selective Insurance Group, Inc. Cash Incentive Plan As Amended and Restated as of May 1, 2010 (the “Cash Incentive Plan”). ACIP awards made to our NEOs are intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m).

2012 ACIP Measures for NEOs

In order for the 2012 ACIP awards for executive officers, including the NEOs, to qualify as performance-based compensation under Internal Revenue Code Section 162(m), the SEBC determined in February 2012 that 2012 ACIP awards for executive officers would be eligible for maximum funding opportunity upon our achievement in 2012 of a single umbrella performance measure; namely positive “net income” as defined under generally accepted accounting principles (“GAAP”). The maximum award opportunity established by the SEBC for each of our NEOs under the umbrella arrangement is shown below under the section entitled “2012 ACIP Payment Opportunities and Awards for NEOs.”

As we achieved positive net income in 2012, Internal Revenue Code Section 162(m) requirements were met and the SEBC could pay up to the maximum amount for the 2012 ACIP awards. In its exercise of negative discretion from these maximum amounts, the SEBC reduced the award payable to each executive officer under the umbrella arrangement and determined actual ACIP awards for each executive officer, including the NEOs, based on their individual performance and the degree of achievement of the general corporate financial and strategic performance goals used in determining the funding of ACIP awards for employees other than executive officers (the “Corporate ACIP Measures”).

The SEBC may also use its discretion to further increase (but not above the maximum payment opportunity for each NEO under the umbrella arrangement set forth in the table in the section entitled “2012 ACIP Payment Opportunities and Awards for NEOs”) or decrease actual awards above or below the amount determined based on the achievement of the Corporate ACIP Measures and the individual performance of each executive officer in 2012. The SEBC used its negative discretion to lower the 2012 ACIP payouts below their maximum amounts, and maintained the tax deductibility of the 2012 ACIP payments.

If we did not achieve positive “net income” in 2012, under the umbrella arrangement the maximum ACIP awards for executive officers would have been determined based entirely on the degree of achievement of the Corporate ACIP Measures.

In light of the level of achievement in 2012 of the Corporate ACIP Measures, as detailed below, all ACIP payments to the NEOs for 2012 were substantially below the respective maximum payment opportunity for each NEO.

2012 Corporate ACIP Measures

Our Corporate ACIP Measures are established to encourage our employees to remain focused on particular financial and strategic objectives, even in the face of especially challenging circumstances in a performance year. For 2012, the SEBC determined that the Corporate ACIP funding opportunity would be between 0% and 106% of target, based on attainment of the Corporate ACIP Measures. Zero percent (0%) to 48% of this target percentage was attributable to a financial performance goal of achieving a statutory combined ratio of between 98% and 102%, and 0% to 58% of this target percentage was attributable to the achievement of nine measures related to six strategic initiatives. The SEBC determined that, of the nine measures, four would have a target value of four percentage points, three would have a target value of eight percentage points, and two would have a target value of six percentage points. Two of the nine measures also have an additional two percentage point premium potential for above target performance, and two have an additional one percentage point premium potential, resulting in a total potential payout of 58 percentage points. The table below reflects total potential Corporate ACIP percentages at various statutory combined ratio percentages if all nine measures were met and all potential premium points were achieved:

Statutory Combined Ratio (%)	Corporate ACIP Measures
	Financial (%)	Performance Goal (%)	Total (%)
102	0.0	58	58.0
101	12.0	58	70.0
100	24.0	58	82.0
99	36.0	58	94.0
98	48.0	58	106.0

2012 ACIP Performance Measure Results for NEO Awards

In 2012, the Company achieved positive net income of $37.9 million, which satisfied the performance requirement for maximum funding of the ACIP awards for our executive officers, including our NEOs, under our umbrella arrangement.

2012 Corporate ACIP Measure Results

The 2012 Corporate ACIP Measure results are as follows:

Performance Goals

2012 Strategic Initiatives	Measures	Value	2012 Results
1. New Business Diversification	Generate a total of $225M of premium in specified standard lines of business.	0-10 pts.	Not achieved 0 pts
2. Pure Rate and Retention	Achieve designated standard commercial lines pure rate target on renewal business.	0-5 pts	Achieved 5 pts
	Achieve designated overall loss improvement from combined rate and retention actions taken on designated standard commercial segments.	0-5 pts	Achieved 5 pts
	Achieve designated standard personal lines rate changes effective in 2012.	0-8 pts	Achieved 7 pts
3. E&S Lines Integration	Complete Phase II – conversion of data infrastructure of MUSIC to Selective environment.	4 pts.	Achieved 4 pts
	Complete Phase III – Stonecreek enabled to use MUSIC environment and write business on MUSIC paper.	4 pts	Achieved 4 pts
4. Claims	Achieve loss cost savings of $6M on identified projects.	0-10 pts	Achieved 9 pts
5. Expense Management	Beat controllable expense budget of $296 million.	6 pts	Achieved 6 pts
6. Information Technology

Achieve 2 of the following:

(i)     Complete decommissioning of legacy data warehouse;

(ii)    Complete new claims content management system for workers’ compensation business; and

(iii)   Commence implementation of new automobile and homeowners’ rating system.

		6 pts	Achieved 6 pts
TOTAL ACHIEVED			46 pts

As reflected in the above table, we met eight of the nine 2012 measures related to the six strategic initiatives, which equates to the strategic performance goal component under the Corporate ACIP Measures generating funding at 46%.

Financial Performance Measure

For 2012, our overall statutory combined ratio was 103.5%, which included 6.8 points of catastrophe losses. Accordingly, the financial performance component of the Corporate ACIP Measures generated funding at 0%.

2012 ACIP Payment Opportunities and Awards for NEOs

The ACIP payment opportunities for the NEOs earned in 2012 and paid in 2013 were based on competitive market levels and set as a percentage of annual base salary. While our NEOs and other executive officers were all eligible for maximum funding of their 2012 ACIP awards upon our achievement in 2012 of positive net income under the umbrella arrangement, the actual awards for each executive officer were based on: (i) their respective accomplishments and contributions; and (ii) the degree of achievement of the Corporate ACIP Measures, determined as a percentage of annual base salary relative to corresponding levels of performance. As noted above, the SEBC can exercise negative discretion to award no incentive payments or to award amounts lower than the maximum opportunity. The following table sets forth the NEOs’ 2012 minimum and maximum ACIP opportunities, the SEBC’s actual 2012 award for each NEO as a percentage of base salary, and the percentage increase or decrease in ACIP from 2011 to 2012:

NEOs	Minimum 2012 ACIP Opportunity as % of Base Salary	Maximum 2012 ACIP Opportunity as % of Base Salary	Actual 2012 ACIP as % of Base Salary	% Change in ACIP from 2011 to 2012(1)
Gregory E. Murphy	0%	200%	88.9%	33.3%
Dale A. Thatcher	0%	150%	87.4%	18.4%
Michael H. Lanza	0%	150%	60.2%	12.0%
John J. Marchioni	0%	150%	94.7%	32.4%
Ronald J. Zaleski	0%	150%	58.8%	8.7%

(1) For Messrs. Thatcher and Marchioni, the percentage change reflects ACIP and discretionary cash bonuses paid in 2012 for the 2011 performance year.

ELEMENTS OF LONG-TERM COMPENSATION

Design Elements

Our long-term incentive opportunities are intended to reward our leaders, and assist with their long-term retention. By aligning financial rewards with the economic interests of our stockholders, leaders are encouraged to achieve our long-term strategic objectives and increase stockholder value. We use both cash and non-cash vehicles to deliver long-term compensation, which is consistent with the market practices of the companies included in our Proxy Peer Group. We use our LTIP to motivate our executives to achieve long-term corporate objectives. For each employee eligible to participate in the LTIP, including the NEOs, a dollar denominated target award is established. To determine the amount of the total LTIP award pool, all individual target award amounts are aggregated.

For certain executives, including the NEOs, LTIP awards are granted in overlapping three-year cycles, and may be allocated among any of three components including: (i) performance-based restricted stock units; (ii) performance-based cash incentive units; and (iii) stock options. By granting performance-based restricted stock units and performance-based cash incentive units with three-year performance periods, and options with three-year ratable vesting periods, we encourage executive officers to continue their tenure with us and align their interests with those of our stockholders.

Long-Term Incentive Program Award Grants

Performance goals for the long-term incentive awards granted in 2010 through 2012 are as follows:

Performance Period	Restricted Stock Unit Performance Measures	Cash Incentive Unit Performance Measures
01/01/10 – 12/31/12	Cumulative operating return on equity(1) (“ROE”) or cumulative growth in policy count	TSR/NPW growth/statutory combined ratio
01/01/11 – 12/31/13	Cumulative operating ROE or cumulative growth in policy count	TSR/NPW growth/statutory combined ratio
01/01/12 – 12/31/14	Cumulative operating ROE or cumulative growth in policy count	TSR/NPW growth/statutory combined ratio

(1) Return on equity is calculated at the end of each year in the performance period as follows: net income from the performance period / (stockholders’ equity at the beginning of the performance period + stockholders’ equity at the end of the year) / 2. Operating return on equity is calculated as follows: operating income from the performance period / (stockholders’ equity at the beginning of the performance period + stockholders’ equity at the end of the year-unrealized gains from the beginning of the performance period) / 2. Operating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with GAAP.

In determining the amount of LTIP awards granted to the NEOs in 2012, the SEBC considered several factors, including: (i) each NEO’s ability to drive and impact our performance over the three-year performance period; (ii) each NEO’s performance during the previous year, including the achievement of departmental goals and other projects and endeavors accomplished throughout the year, as outlined below; (iii) each NEO’s total compensation in comparison to our Proxy Peer Group and PCIC Survey data; and (iv) our desire for long-term retention of high-performing executives.

Performance-Based Restricted Stock Units: Sixty percent (60%) of the total monetized value of each NEO’s LTIP award made in 2012 consisted of performance-based restricted stock units granted under the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan As Amended and Restated Effective as of May 1, 2010 (the “Omnibus Stock Plan”). Performance-based restricted stock unit awards are generally subject to vesting based on time and attainment of certain performance measures that are set by the SEBC for each award at the outset of the award’s performance period. The 2012 grants are subject to the following conditions:

•	Three-year vesting period; and

•	Achievement at the end of any calendar year during the three-year period beginning on January 1, 2012 and ending on December 31, 2014 of either: (i) a cumulative operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2011); or (ii) a 5% cumulative growth in policy count.

Dividend equivalent units (“DEUs”) are credited on performance-based restricted stock units at the same time and at the same dividend rate paid to all Selective stockholders. Payment of DEUs, which are payable in shares of Selective common stock, remains subject to the same vesting conditions and performance measures applicable to the underlying restricted stock units. This use of performance-based restricted stock units aligns this component of NEOs’ compensation with overall corporate performance and stockholder interests.

Performance-Based Cash Incentive Units: The remaining forty percent (40%) of the monetized value of the NEOs’ LTIP award granted in 2012 consisted of performance-based cash incentive units granted under the Cash Incentive Plan. The cash incentive unit grants take into account: (i) our three-year performance, based on NPW growth and cumulative statutory combined ratio, in each case relative to a peer group; and (ii) TSR of Selective common stock. Accordingly, these awards are also directly linked to Selective’s performance and the interests of stockholders. Performance-based cash incentive units granted in 2012 are subject to the following terms:

•	Three-year performance period;

•	The value of each cash incentive unit, initially awarded at $100 per unit, increases or decreases to reflect the TSR of Selective common stock over the three-year performance period for the award; and

•	The number of cash incentive units ultimately earned increases or decreases based on the performance criteria in the following table:

Cumulative 3-Year Statutory Net Premium Growth Relative to Peer Index	>=80%	100%	117%	133%	150%	167%	183%	200%
	70%	83%	100%	117%	133%	150%	167%	183%
	60%	67%	83%	100%	117%	133%	150%	167%
	50%	50%	67%	83%	100%	117%	133%	150%
	40%	33%	50%	67%	83%	100%	117%	133%
	30%	17%	33%	50%	67%	83%	100%	117%
	<=20%	0%	17%	33%	50%	67%	83%	100%
		<=20%	30%	40%	50%	60%	70%	>=80%
		Cumulative 3-Year Statutory Combined Ratio Relative to Peer Index

The peer group (the “Cash Incentive Unit Peer Group”) established for 2012 for comparing performance for the purposes of determining the ultimate number of performance-based cash incentive units earned consists of the following companies.

• Auto-Owners Insurance Group • Cincinnati Financial Corporation • CNA Financial Corporation • Donegal Insurance Group • The Hanover Insurance Group, Inc. • Liberty Mutual Group Inc.	• Main Street America (National Grange) • State Auto Financial Corporation • United Fire Group, Inc. • Utica National Insurance Group • Westfield Group

In establishing the Cash Incentive Unit Peer Group, the SEBC strived to include companies that have a similar mix of products, operate in the same geographic regions, have similar premium volume, and distribute their products through independent agents. The Cash Incentive Unit Peer Group differs from the Proxy Peer Group, as the Proxy Peer Group also includes companies with which we compete for executive talent.

Stock Options: Prior to 2011, incentive stock options (“ISOs”) comprised a portion of the monetized value of our NEOs’ LTIP awards. We did not grant ISOs in 2012 or 2011 based on a competitive review of our plan design performed by Towers Watson in 2010 and agreed upon by the Compensation Consultant and the SEBC. The Omnibus Stock Plan, however, allows for future awards of ISOs, if the SEBC deems appropriate.

2009 Long-Term Incentive Program Award Grant Results

The following table summarizes the achievement of the performance metrics for the 2009 LTIP award grants and the corresponding payout in 2012:

Performance Metrics	Actual Performance Versus Performance Metrics	Percentage Achieved
2009 Grant Results
Restricted Stock Units
• Generate a cumulative operating ROE of at least 15% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2008), or achieve a 9% cumulative growth in policy count at any quarter end during the performance period.	Achieved 9% cumulative policy count growth	100%
Cash Incentive Units(1)
• TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory combined ratio relative to peer index for the period of January 1, 2009 to December 31, 2011.	Achieved a TSR factor of 85.37%, a statutory combined ratio of 103.4%, and NPW growth of -0.9%	75% of units at $85.37

(1) Cash incentive unit awards are denominated in units with an initial value of $100. Appreciation or depreciation is based on TSR, which is determined using the change in Selective’s common stock price and reinvested dividends over the three-year performance period for the award. The number of units ultimately earned increases or decreases based on: (i) cumulative three-year statutory NPW growth relative to the Cash Incentive Unit Peer Group index; and (ii) cumulative three-year statutory combined ratio relative to this peer group index.

Timing of LTIP Awards: If made, restricted stock unit, cash incentive unit, and stock option awards are generally granted each year following the release of Selective’s fourth quarter and year-end earnings results. The SEBC and the Board of Directors review final year-end results for the prior year in connection with their regularly scheduled first quarter meeting and the SEBC makes final determinations on compensation.

2012 Compensation Actions for the CEO and the other NEOs

In making its 2012 compensation decisions for our NEOs, including the CEO, with respect to base salary, ACIP awards, and LTIP awards, the SEBC considered the overall accomplishments and contributions of each NEO. As noted in the ACIP and LTIP discussions, these components of our compensation program are limited by the achievement of pre-determined financial and strategic goals. The SEBC may also award discretionary cash bonuses to executives when it deems it appropriate to recognize an NEO’s extraordinary accomplishments. No discretionary cash bonuses were awarded to any NEO for the 2012 performance year.

We structure our reward programs to retain and motivate our best performing employees and those in critical positions. In balancing our strategic results achieved with ongoing price competition, the continuing struggling economy, and the significant impact of historic catastrophe losses that affected the entire property and casualty insurance industry, the SEBC made the following compensation decisions in 2012:

•	For the CEO:

o	Mr. Murphy’s base salary did not increase for the sixth consecutive year.

o	Mr. Murphy’s ACIP payment for 2012 was 33% higher than his 2011 ACIP payment.

o	His LTIP award granted in February 2012 was equal to his grant in the previous year.

o	His total compensation based on salary, ACIP payment, and LTIP increased 7.1% in 2012 as compared to 2011.

In making its compensation decisions for Mr. Murphy, the SEBC reviewed our overall corporate performance, and a comprehensive written performance appraisal that was completed by non-employee members of Selective’s Board of Directors. Mr. Murphy, as CEO, has ultimate responsibility for the achievement of all financial, strategic, and investment goals. Accordingly, with respect to 2012 compensation decisions for Mr. Murphy, the SEBC considered the following:

•	We increased overall NPW in 2012 by 12% compared to 2011;

•	We attained our 15th consecutive quarter of positive standard commercial lines renewal pure price increases in the fourth quarter of 2012;

•	Our 2012 TSR was 11.9% compared to a 21% TSR for the peer companies included in the performance graph in Part II, Item 5. Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities, in Selective’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	The 8.7% increase in the price of Selective common stock in 2012;

•	We improved our overall statutory combined ratio in 2012 compared to 2011, both inclusive of catastrophe losses (103.5% versus 106.7%) and exclusive of catastrophe losses (97.7% versus 98.4%);

•	We achieved eight of nine strategic measures established for 2012 under the ACIP;

•	We introduced new products and expanded our underwriting appetite on existing products;

•	Our investment income for 2012 was under budget by approximately 8%;

•	We achieved positive net income of $37.9 million;

•	Our total operating income for 2012 was $32.1 million, compared to a budget of $61.6 million, which was again impacted by high catastrophe losses in 2012;

•	We achieved a 6.3% standard renewal pure price increase, consisting of a commercial lines renewal pure price increase of 6.2% and a personal lines renewal pure price increase of 6.7%;

•	We achieved strong standard retention rates for commercial lines of 82% and personal lines of 86%;

•	We successfully integrated our two recently-acquired E&S lines operations;

•	We achieved claim loss cost savings of $7 million, exceeding target savings by $1 million, and are on track to deliver our multi-year three point reduction in claim costs by year-end 2014, supported by a complex claims unit, sophisticated fraud and recovery predictive models, extensive network renegotiations, enhanced nurse case management, and a new vendor management program;

•	We improved our customer experience and branding through the introduction of a new mobile web application, revised billing notices, customer newsletters and surveys, and expanded television and radio advertising;

•	We maintained a competitive overall statutory expense ratio of 32.6% for 2012 versus 31.7% for 2011;

•	Our A.M. Best financial strength rating was lowered from A+ with a negative outlook to A with a stable outlook; and

•	We established two new insurance companies and redomesticated a third, which will provide us with greater pricing flexibility.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures, and guidance provided by the Compensation Consultant regarding CEO pay trends, the SEBC determined that Mr. Murphy’s 2012 ACIP would be set at 88.9% of base salary. This compares to his initial ACIP opportunity range of 0-200% of base salary.  This is an increase of 33.3% compared to his 2011 ACIP payment.  As the ACIP component of Mr. Murphy’s compensation is tied to our annual financial and strategic goals, including net income, the 2012 ACIP payment reflects the solid results our Insurance Operations achieved while withstanding the impact of Hurricane Sandy, which was the most significant event in Selective history. The SEBC determined that Mr. Murphy’s ACIP payment was appropriate and consistent with Selective’s pay-for-performance philosophy.

Our other NEOs were critical in executing Selective’s 2012 strategic goals and key accomplishments. In light of these accomplishments, the SEBC made the following compensation decisions in 2012 for the other NEOs:

•	Base salaries for Messrs. Thatcher, Lanza, Marchioni, and Zaleski increased in 2012 by 3.1%, 3.2%, 11.5%, and 2.5%, respectively;

•	LTIP awards granted in February 2012 for Messrs. Thatcher, Lanza, Marchioni, and Zaleski were equal to their LTIP awards in 2011;

•	ACIP payments for Messrs. Thatcher and Marchioni for 2012 increased by 18.4% and 32.4%, respectively, compared to ACIP payments and discretionary bonuses for 2011. ACIP payments for Messrs. Lanza and Zaleski increased by approximately 12.0% and 8.7%, respectively, compared to their ACIP payments for 2011; and

•	Total compensation based on salary, ACIP payment, and LTIP awards for Messrs. Thatcher, Lanza, Marchioni, and Zaleski increased in 2012 over 2011 by approximately 6.4%, 4.1%, 13.1%, and 2.9%, respectively.

In making compensation decisions regarding base salary and LTIP for the other NEOs, the SEBC considered the following for each respective NEO:

Mr. Thatcher – In addition to his general management responsibility as a member of the executive management team, Mr. Thatcher, as Executive Vice President and Chief Financial Officer, has primary responsibility for all financial matters, including investor relations, tax, capital and capital management planning, treasury, investment operations, enterprise risk management, reinsurance, contracts and procurement, and corporate communications. Mr. Thatcher’s major contributions in 2012 included:

•	Maintaining 2012 finance and investment controllable expenses to $0.5 million below budget;

•	Achieving fixed income portfolio duration within targeted range and quality rating;

•	Overseeing the Investor Day presentation, which generated an overall net positive effect on attendees’ investment posture toward Selective;

•	Successfully completing integration of recently acquired E&S lines operations into tax and accounting systems;

•	Completing reinsurance and enterprise risk management catastrophe-related analyses;

•	Successful 2012 reinsurance program placement, with numerous participating markets for credit risk diversification and competitive pricing, which program included an additional $150 million layer, a substantial portion of which is collateralized;

•	Successfully placing reinsurance solutions for E&S operations;

•	Developing and commencing testing of economic capital models and performing capital adequacy and sensitivity analyses;

•	Producing savings in contracts and procurement operations;

•	Supporting overall integration efforts for the recently acquired E&S lines operations, including comprehensive operational reviews;

•	Assisting with the creation of two new insurance companies and redomestication of a third company to provide us with greater pricing flexibility; and

•	Overseeing various communications initiatives and programs to promote employee understanding of corporate strategies and goals.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures, and the factors noted above, which summarize Mr. Thatcher’s performance in 2012, the SEBC approved the CEO’s recommendation that Mr. Thatcher’s 2012 ACIP payment would be set at 87.8% of his base salary. This compares to his initial ACIP payment opportunity range of 0-150% of base salary. Consequently, Mr. Thatcher’s 2012 ACIP payment was 18.4% higher than the total of his 2011 ACIP and discretionary cash bonus payments. This award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

Mr. Lanza – In addition to his general management responsibility as a member of the executive management team, Mr. Lanza, as Executive Vice President, General Counsel and Chief Compliance Officer, has primary responsibility for all legal, corporate governance, internal audit, government affairs, state filings, regulatory, and compliance matters. Mr. Lanza’s major 2012 contributions were:

•	Directing the redomestication of one insurance subsidiary and the establishment of two new insurance subsidiaries;

•	Playing a key role in the integration of our two E&S lines operations, including creation of agent compensation agreements and participation in policy form process and committees;

•	Providing leadership and extensive legal and internal audit support for certain internal operational process revisions;

•	Revising Selective’s General Corporate Policies and Procedures Handbook and Code of Conduct;

•	Achieving significant progress on certain government and regulatory affairs matters;

•	Maintaining General Counsel organization controllable expenses under budget by $0.4 million; and

•	Providing counsel to the Claims Department on complex claims and extra-contractual matters.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures, and the factors noted above, which summarize Mr. Lanza’s performance in 2012, the SEBC approved the CEO’s recommendation that Mr. Lanza’s 2012 ACIP would be set at 60.2% of base salary. This compares to his initial ACIP payment opportunity range of 0-150% of base salary. Consequently, Mr. Lanza’s 2012 ACIP payment was 12.0% higher than his 2011 ACIP payment. This award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

Mr. Marchioni – In addition to his general management responsibility as a member of the executive management team, as Executive Vice President, Insurance Operations, Mr. Marchioni plays a key role in developing strategies that enhance profitability, growth, and competitive strength for the Insurance Operations. Within his scope of responsibilities, Mr. Marchioni has oversight of the Company’s property and casualty Insurance Operations, including managing agency relations, claims, underwriting, customer service, and all regional operations.  Mr. Marchioni also serves as a member of our key management committees.

Mr. Marchioni’s 2012 accomplishments are closely tied to the 2012 Corporate ACIP strategic measures, although the achievement of some goals was greatly impacted by historic catastrophe losses, the difficult economic environment, and the continuing competitive commercial lines insurance market. Under Mr. Marchioni’s leadership, our Insurance Operations continues to focus on granular pricing and sophisticated underwriting that we believe gives us a competitive advantage. Mr. Marchioni’s major contributions in 2012 included:

•	Increasing overall NPW in 2012 by 12% compared to 2011;

•	Attaining our 15th consecutive quarter of positive standard commercial lines renewal pure price increases in the fourth quarter of 2012;

•	Achieving a 6.3% standard renewal pure price increase, consisting of a commercial lines renewal pure price increase of 6.2% and a personal lines renewal pure price increase of 6.7%;

•	Achieving strong standard retention rates for commercial lines of 82% and personal lines of 86%;

•	Improving our overall statutory combined ratio in 2012 compared to 2011, both inclusive of catastrophe losses (103.5% versus 106.7%) and exclusive of catastrophe losses (97.7% versus 98.4%);

•	Achieving a 97.3% statutory combined ratio, excluding catastrophe losses, for our standard personal lines operations;

•	Expanding corporate underwriting capabilities that enhanced products and created new segments, including assisted living, management liability, and businessowners policies, and exceeding budget for new business generated from new and expanded products;

•	Implementing a new sales management tool for all agency management specialists and field marketing specialists;

•	Continuing deployment of field marketing specialists, and expanding agency storefronts by over 6% compared to year-end 2011;

•	Receiving a score of 8.3 out of 10 on an independently administered agency satisfaction survey;

•	Improving our customer experience and branding through the introduction of a new mobile web application, revised billing notices, customer newsletters and surveys, and expanded television and radio advertising;

•	Maintaining Insurance Operations controllable expenses below budget;

•	Driving integration of, and profitability improvement strategy for, E&S lines operations; and

•	Achieving claim loss cost savings of $7 million, exceeding target savings by $1 million, and continuing on track to deliver our multi-year three point reduction in claim costs by year-end 2014, supported by a complex claims unit, sophisticated fraud and recovery predictive models, extensive network renegotiations, enhanced nurse case management, and a new vendor management program.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures and the factors noted above, which summarize Mr. Marchioni’s performance in 2012, the SEBC approved the CEO’s recommendation that Mr. Marchioni’s 2012 ACIP would be set at 96.3% of base salary. This compares to his initial ACIP opportunity range of 0-150% of base salary. Consequently, Mr. Marchioni’s 2012 ACIP payment was 32.4% higher than the total of his 2011 ACIP and discretionary cash bonus payments. We believe this award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

Mr. Zaleski – As Executive Vice President, Chief Actuary, and as our chief planning and budgeting officer, Mr. Zaleski plays a key role in the oversight of reserve adequacy and other claims initiatives, monitoring pricing actions, and supporting underwriting improvements and predictive modeling efforts. Mr. Zaleski’s major accomplishments in 2012 included:

•	Supporting standard commercial lines company expansion efforts;

•	Completing countrywide pricing reviews and creating a tool to assess new business pricing for selected business segments;

•	Analyzing and refining standard personal lines predictive models;

•	Maintaining actuarial controllable expenses under budget;

•	Supporting E&S lines operations integration into planning and reserving processes; and

•	Completing subrogation recovery models for certain insurance lines.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures and the factors noted above, which summarize Mr. Zaleski’s performance in 2012, the SEBC approved the CEO’s recommendation that Mr. Zaleski’s 2012 ACIP payment would be set at 59.0% of base salary. This compares to his initial ACIP payment opportunity range of 0-150% of base salary. Consequently, Mr. Zaleski’s 2012 ACIP payment was 8.7% higher than his 2011 ACIP payment. This award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

Stock Ownership and Retention Requirements and Hedging

Selective believes that stock ownership by directors and management encourages the enhancement of stockholder value. Selective’s stock ownership guidelines are included in our Corporate Governance Guidelines, which are available in the Corporate Governance subsection of the Investor Relations section of www.selective.com.

The following table shows the common stock ownership guidelines for our directors and certain officers, which are based on prevailing corporate governance practices and must be met at the later of March 31, 2015 or within six years of attaining the specified position:

POSITION	REQUIREMENT
Directors	4 x annual retainer
Chairman, President & CEO	4 x base salary
Senior Executive Vice Presidents and Executive Vice Presidents	2.5 x base salary
Senior Vice Presidents or equivalent job grade	1.5 x base salary

In calculating ownership under the guidelines:

•	Shares of Selective common stock currently owned, awards of restricted stock or restricted stock units (included related dividend equivalent units) not yet vested, and shares of Selective common stock held in benefit plan investments (i.e., 401(k) plan) are counted;

•	Unexercised stock options are not counted; and

•	Deferred shares of Selective common stock held in accounts of directors are counted.

Officers are required to retain direct ownership of at least 75% of the shares acquired under an equity award granted under any company equity compensation plan or other written compensatory arrangements that pays out after July 27, 2011, net of taxes and transaction costs, unless the officer has met his or her applicable stock ownership requirement as set forth above. We believe that our directors and officers are on track to meet the required ownership guidelines.

Selective officers, directors, and employees are prohibited from entering into hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involving Selective common stock. These transactions would allow an officer, director, or employee to hold Selective securities without the full risks and rewards of ownership. When that occurs, the officer, director, or employee may no longer have the same objectives as Selective’s other stockholders. For this reason, such hedging or monetization transactions are prohibited.

PERQUISITES

NEO perquisites are limited to tax preparation services, which is a prevailing industry practice. Messrs. Murphy and Lanza used this perquisite in 2012 and were reimbursed $1,950 and $1,900, respectively.

RETIREMENT AND DEFERRED COMPENSATION PLANS

SICA employs all of our personnel, including all of the NEOs. We strive to provide a competitive retirement benefit program that allows us to attract and retain talent for the organization. This includes both a defined contribution and a defined benefit program depending on date of hire. In addition, SICA offers a non-qualified deferred compensation plan (“Deferred Compensation Plan”) to our highly compensated officers, including the NEOs. These plans are consistent with benefits provided by many of the companies with which we compete for executive talent.

Specifically, SICA maintains a non-contributory defined benefit pension program consisting of a tax qualified defined benefit pension plan named the Retirement Income Plan for Selective Insurance Company of America (the “Retirement Income Plan”) and a supplemental employee retirement plan for certain executives and employees. The pension program is more fully described in the section entitled “Pension Benefits” beginning on page 47.

SICA offers a tax qualified defined contribution plan named the Selective Insurance Retirement Savings Plan (the “Retirement Savings Plan”) to employees, including the NEOs, who meet eligibility requirements. Participants, other than highly compensated employees as defined by the Internal Revenue Service, could contribute 50% of their defined compensation to the Retirement Savings Plan, up to $17,000 in 2012. Under the Retirement Savings Plan participant contributions are matched at 100% to the first 3% of the employee’s defined compensation and 50% up to the next 3% of the employee’s defined compensation.

Participants over the age of 50, including certain of the NEOs, may make an additional $5,500 catch-up contribution to the Retirement Savings Plan, pursuant to the Internal Revenue Code. The Retirement Savings Plan also includes an additional non-elective contribution feature for otherwise eligible employees who, because of a date of hire after December 31, 2005, are not eligible to participate in the Retirement Income Plan. None of the NEOs are eligible for the non-elective contribution.

Under the Deferred Compensation Plan, certain executives and employees, including the NEOs, may defer up to 50% of their base salary and/or up to 90% of their ACIP payment. To the extent not matched in the Retirement Savings Plan, contributions to the Deferred Compensation Plan by participants of up to 6% of base salary were matched by SICA as follows: 100% of the first 3% of the NEOs’ defined compensation and 50% up to the next 3% of the NEOs’ defined compensation. Additionally, to the extent that non-elective contributions to the Retirement Savings Plan are limited due to the limitations under the Internal Revenue Code and the provisions of the Retirement Savings Plan, non-elective contributions of 4% of base salary are made by SICA to participants’ Deferred Compensation Plan accounts. Additional information regarding the Deferred Compensation Plan is included in the section entitled “Nonqualified Deferred Compensation” on page 48.

SICA also maintains health and welfare benefit plans in which eligible employees, including the NEOs, participate.

EMPLOYMENT AGREEMENTS

SICA has entered into employment agreements with its key executive officers, including the NEOs, which provide for severance in the event of termination: (i) due to death or disability; (ii) without “Cause”3; (iii) due to resignation for “Good Reason”4 by (A) the CEO at any time, or (B) other executives within two years following a change in control; (iv) due to resignation of the NEO within two years of the company first imposing a requirement, without the consent of the NEO, that relocates the NEO’s business location more than fifty (50) miles; and (v) within two years following a change in control. The SEBC believes that these agreements are important for recruitment and retention of key executives and was advised by its Compensation Consultant that the terms of these agreements were market competitive within our peer group when they were executed. In the event of a change in control, uncertainty may arise among our key executives as to their continued employment after or in connection with such event, which may result in the departure or distraction of our key executives. The purpose of the employment agreements is to retain our key executives and reinforce and encourage their continued attention and dedication during such a potentially critical time, even if they fear that their position will be terminated after or in connection with the change in control.

With respect to severance payments and continued insurance coverages, the change in control provision of the employment agreements requires that the executive’s employment be terminated within two years following a change in control. This double trigger ensures such a payout does not automatically occur upon a change in control only. Outstanding awards under our stock and cash plans, however, vest and become exercisable upon a change in control for all employees, including the NEOs. The employment agreements are described in the section entitled “Employment Agreements and Potential Payments upon Termination or Change in Control” beginning on page 49. This section includes information on multipliers used in calculating the severance payment and duration of benefit coverage provided to individual executives upon termination. We believe these multipliers are consistent with the level and value of the position to the organization.

TAX TREATMENT AND ACCOUNTING

The SEBC generally seeks to preserve deductibility under the Internal Revenue Code for performance-based compensation paid to its executive officers as practicable. Section 162(m) of the Internal Revenue Code prohibits publicly-owned companies from deducting compensation paid to certain of its executive officers as expense to the extent that the officer’s compensation in excess of $1 million is not performance-based and is not paid pursuant to a stockholder approved plan.

Selective has two performance-based stockholder approved plans: (i) the Omnibus Stock Plan; and (ii) the Cash Incentive Plan. While the SEBC generally seeks to preserve deductibility under Section 162(m), there may be situations where the SEBC makes compensation decisions that it believes are in the best interests of the company and would result in certain compensation not being performance-based compensation that is deductible under Section 162(m). In February 2012, the SEBC approved an umbrella arrangement under our Cash Incentive Plan for our executives to allow annual cash awards to our NEOs under the Cash Incentive Plan to qualify as performance-based compensation under Internal

3 “Cause” is defined in the employment agreements, but generally means the executive: (i) was convicted of or pled guilty to a felony; (ii) breached a material provision of the executive’s employment agreement; or (iii) engaged in misconduct which constitutes fraud in the performance of the executive’s duties and obligations to the Company.

4 “Good Reason” is defined in the employment agreements, but generally means: (i) a material reduction in salary; (ii) a material negative change in the executive’s benefits; (iii) a material reduction of the executive’s position, duties, responsibilities, and status with the company or material negative change in title or office; (iv) requiring the executive to be based at a location in excess of 50 miles from the location of the executive’s office prior to a change in control; (v) failure of a counterparty to a transaction resulting in a change in control to assume the employment agreement; or (vi) a breach of the employment agreement by SICA within two years after a change in control.

Revenue Code Section 162(m). The umbrella awards are based on a single performance metric, namely positive net income determined in accordance with GAAP. However, the SEBC determined actual annual cash awards to our executive officers under the Cash Incentive Plan by adjusting the maximum possible payout under the umbrella arrangement downwards, based upon their respective accomplishments and contributions and the Corporate ACIP Measures, as described more fully in the sections above entitled, “2012 ACIP Payment Opportunities and Awards for NEOs” and “2012 Compensation Actions for the CEO and the other NEOs.” The umbrella arrangements do not result in any duplication of payouts.

GAAP requires that compensation expense be measured on the income statement for all share-based payments at grant date fair value of equity instruments (including employee stock options and restricted stock and restricted stock unit awards) and at market value on the day of vesting of liability instruments (including cash incentive unit awards). The SEBC has considered the impact of GAAP on our use of stock-based compensation as a key retention tool.  The SEBC has determined that the current estimated costs of continuing to use stock-based compensation relative to the benefits our compensation programs provide, does not warrant any change to our current incentive framework.

We have designed our compensation programs and awards to executive officers to comply with the provisions of Section 409A of the Internal Revenue Code, where applicable. For example, payments made to our executive officers under our non-qualified deferred compensation plans on account of the executives’ separation from service are not payable before the first day of the seventh month following the date of separation from service.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table reflects the compensation earned by or paid to the NEOs during 2010, 2011, and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
Gregory E. Murphy Chairman, President & Chief Executive Officer	2012 2011 2010	900,000 900,000 900,000	0 0 24,000	1,300,014 1,300,001 1,176,392	0 0 23,695	800,000 600,000 576,000	729,429 491,126 529,748	42,450 43,500 40,950	3,771,893 3,334,627 3,270,785
Dale A. Thatcher Executive Vice President & Chief Financial Officer	2012 2011 2010	512,692 497,115 475,000	0 80,000 72,000	451,383 451,421 401,194	0 0 23,695	450,000 300,000 228,000	136,611 88,478 70,926	23,071 22,370 21,613	1,573,757 1,439,385 1,292,428
Michael H. Lanza Executive Vice President, General Counsel & Chief Compliance Officer	2012 2011 2010	462,692 448,268 435,000	0 0 16,200	389,625 389,653 354,146	0 0 23,695	280,000 250,000 208,800	88,646 55,643 42,017	22,721 21,972 19,207	1,243,684 1,165,536 1,099,065
John J. Marchioni Executive Vice President, Insurance Operations	2012 2011 2010	467,308 419,231 375,000	0 85,000 120,000	451,383 451,421 401,194	0 0 23,695	450,000 255,000 180,000	119,062 65,307 46,968	21,029 18,865 17,063	1,508,782 1,294,825 1,163,920
Ronald J. Zaleski Senior Executive Vice President & Chief Actuary	2012 2011 2010	423,461 413,269 400,000	0 0 32,000	410,017 410,009 376,391	0 0 23,695	250,000 230,000 192,000	132,642 89,772 75,600	19,056 18,597 18,200	1,235,176 1,161,648 1,117,886

(1) Amounts in this column reflect discretionary cash bonus awards to the NEOs earned in 2011 and paid in 2012, and earned in 2010 and paid in 2011. The amounts reported in this column as earned in 2010 and paid in 2011 were inadvertently included in the amounts reported under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in Selective’s 2011 Proxy Statement.

(2) This column reflects the aggregate grant date fair value of the 2012, 2011, and 2010 grants of performance-based restricted stock unit awards, and 2012, 2011, and 2010 grants of performance-based cash incentive unit awards. Grants of performance-based restricted stock units were made pursuant to the Omnibus Stock Plan, and such units vest three years from the date of grant, conditioned upon the attainment of certain predetermined performance goals. Grants of performance-based cash incentive unit awards were made pursuant to the Cash Incentive Plan, and such units vest at the payment date, which is as soon as practicable in the calendar year following the end of the calendar year coincident with the end of the three-year performance period. The value of each cash incentive unit initially awarded increases or decreases to reflect TSR on Selective common stock over the three-year performance period for the award. The number of cash incentive units ultimately earned increases or decreases based on: (i) cumulative three-year statutory NPW growth relative to the Cash Incentive Unit Peer Group discussed in the “Elements of Long-Term Compensation” section of the Compensation Discussion and Analysis; and (ii) cumulative three-year statutory combined ratio relative to the Cash Incentive Unit Peer Group. Restricted stock unit and cash incentive unit awards are subject to forfeiture should the grantee resign or be terminated for cause prior to vesting.

The grant date fair values for the performance-based restricted stock unit and performance-based cash incentive unit awards granted in 2012 to the NEOs are as follows: Mr. Murphy: $780,014 restricted stock units and $520,000 cash incentive units; Mr. Thatcher: $261,383 restricted stock units and $190,000 cash incentive units; Mr. Lanza: $225,625 restricted stock units and $164,000 cash incentive units; Mr. Marchioni: $261,383 restricted stock units and $190,000 cash incentive units; and Mr. Zaleski: $246,017 restricted stock units and $164,000 cash incentive units.

The grant date fair values for the performance-based restricted stock unit and performance-based cash incentive unit awards granted in 2011 to the NEOs are as follows: Mr. Murphy: $780,001 restricted stock units and $520,000 cash incentive units; Mr. Thatcher: $261,421 restricted stock units and $190,000 cash incentive units; Mr. Lanza: $225,653 restricted stock units and $164,000 cash incentive units; Mr. Marchioni: $261,421 restricted stock units and $190,000 cash incentive units; and Mr. Zaleski: $246,009 restricted stock units and $164,000 cash incentive units.

The grant date fair values for the performance-based restricted stock unit and performance-based cash incentive unit awards granted in 2010 to the NEOs are as follows: Mr. Murphy: $705,792 restricted stock units and $470,600 cash incentive units; Mr. Thatcher: $230,594 restricted stock units and $170,600 cash incentive units; Mr. Lanza: $203,546 restricted stock units and $150,600 cash incentive units; Mr. Marchioni: $230,594 restricted stock units and $170,600 cash incentive units; and Mr. Zaleski: $225,791 restricted stock units and $150,600 cash incentive units.

The aggregate grant date fair value reported in this column assumes the following: (i) the predetermined performance goals for the restricted stock unit grants are probable of being attained; (ii) per unit values for the cash incentive unit awards of $100.00; and (iii) a 100% peer group unit multiplier for cash incentive unit awards. The maximum value assuming the highest level of performance conditions for the performance-based restricted stock units are consistent with the amounts above. Although the maximum number of performance-based cash incentive units potentially issuable is 200% of the original grant, the ultimate maximum value of the grant cannot be determined due to the fact that, as stated above, the value of each unit is adjusted based on the TSR of Selective common stock, the maximum value of which is not determinable at this time.

(3) This column reflects the aggregate grant date fair value for the 2010 option grants. There were no option grants in 2011 or 2012. The aggregate grant date fair value of these grants is calculated using the Black-Scholes option valuation method. For a discussion of the weighted-average assumptions used in the valuation of these awards, see Item 8. Financial Statements and Supplementary Data, Note 16, Share-Based Payments, in Selective’s Annual Report on Form 10-K for the year ended December 31, 2010. Grants were made pursuant to the Omnibus Stock Plan, and such options vest one-third each year, beginning on the first anniversary of the grant date. The grants are subject to forfeiture should the grantee be terminated for cause prior to vesting. If the grantee resigns prior to vesting, any outstanding options that were vested at the time of separation from the company expire 90 days from the separation date.

(4) Amounts in this column include awards to the NEOs earned in 2012 and paid in 2013, earned in 2011 and paid in 2012, and earned in 2010 and paid in 2011. These awards were granted under the Cash Incentive Plan.

(5) Amounts in this column reflect the actuarial increase in the present value of each NEOs pension benefits under all defined benefit pension plans of SICA, determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes. There were no changes to the benefit formulas under the defined pension benefit plans in 2012. The increases in pension values reported in this column are attributable to a decrease in the discount rate used to calculate present value along with the increase of years of service of the NEOs. There were no above-market or preferential earnings on deferred compensation under SICA’s nonqualified deferred compensation program.

(6) For 2012, amounts in this column for each NEO reflect the following:

•	Mr. Murphy: $29,250 of company matching contributions to his Deferred Compensation Plan, $11,250 of company matching contributions to his 401(k) plan, and $1,950 for tax preparation services.
•	Mr. Thatcher: $11,821 of company matching contributions to his Deferred Compensation Plan and $11,250 of company matching contributions to his 401(k) plan.
•	Mr. Lanza: $9,571 of company matching contributions to his Deferred Compensation Plan, $11,250 of company matching contributions to his 401(k) plan, and $1,900 for tax preparation services.
•	Mr. Marchioni: $9,779 of company matching contributions to his Deferred Compensation Plan and $11,250 of company matching contributions to his 401(k) plan.
•	Mr. Zaleski: $7,806 of company matching contributions to his Deferred Compensation Plan and $11,250 of company matching contributions to his 401(k) plan.

GRANTS OF PLAN-BASED AWARDS

The following table shows the grants of plan-based awards to our NEOs in 2012:

Name	Grant Date	Estimated Future Payouts under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts under Equity Incentive Plan Awards(2)				Grant Date Fair Value of Cash Incentive Unit, Restricted Stock Units, and Option Awards(4) ($)
				Cash Incentive Unit Awards(3)			Restricted Stock Unit Awards (#)
		Thres- hold ($)	Maximum ($)	Thres- hold (#)	Target (#)	Max- imum (#)	Maximum (#)
Gregory E. Murphy	2/6/2012						41,712	$780,014
	2/6/2012			1,716	5,200	10,400		$520,000
	−	$0	$1,800,000					−
Dale A. Thatcher	2/6/2012						15,241	$261,383
	2/6/2012			627	1,900	3,800		$190,000
	−	$0	$772,500					−
Michael H. Lanza	2/6/2012						13,156	$225,625
	2/6/2012			542	1,640	3,280		$164,000
	−	$0	$697,500					−
John J. Marchioni	2/6/2012						15,241	$261,383
	2/6/2012			627	1,900	3,800		$190,000
	−	$0	$712,500					−
Ronald J. Zaleski	2/6/2012						13,156	$246,017
	2/6/2012			542	1,640	3,280		$164,000
	−	$0	$637,500					−

(1) Amounts represent minimum and maximum potential ACIP awards under our Cash Incentive Plan for 2012. Maximum awards reflect the maximum ACIP award established by the SEBC. ACIP awards are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Actual payouts of the above-referenced awards are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. For information regarding the ACIP, see the section of the Compensation Discussion and Analysis beginning on page 27 entitled “Annual Cash Incentive Program.”

(2) Performance-based cash incentive unit awards are granted under the Cash Incentive Plan, and performance-based restricted stock unit awards are granted under the Omnibus Stock Plan. For a description of the material terms of such awards, see the section of the Compensation Discussion and Analysis beginning on page 30 entitled, “Elements of Long-Term Compensation.”

(3) The number of performance-based cash incentive units paid can range from 0-200%, and therefore, the amount payable could be $0. The threshold selected represents the 33rd percentile of the Cash Incentive Unit Peer Group; the target represents the 50th percentile of the Cash Incentive Unit Peer Group; and the maximum represents greater than or equal to the 80th percentile of the Cash Incentive Unit Peer Group.

(4) This column includes the grant date fair value of restricted stock unit awards and cash incentive unit awards with an initial value of $100 per unit. No stock option awards were granted in 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the unexercised options and unvested stock awards to our NEOs as of December 31, 2012:

	Option Awards				Stock Awards
Name	No. of Securities Underlying Unexer- cised Options (#) Exercisable	No. of Securities Underlying Unexer- cised Options (#) Unexer- cisable	Option Exer- cise Price ($/Sh)(1)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Gregory E. Murphy	10,000 10,000 3,480 3,480 4,154 6,514 4,292	2,147 (10)	17.395 22.025 28.74 27.44 24.07 15.35 15.53	2/3/2014 2/1/2015 1/30/2016 1/30/2017 2/5/2018 1/30/2019 2/5/2020	49,935 (3) 44,853 (4) 42,948 (5)	962,244 864,320 827,601	4,706 (6) 5,200 (7) 5,200 (8)	1,210,195 1,173,328 1,164,072
Dale A. Thatcher	10,000 3,480 3,480 4,154 6,514 4,292	2,147 (10)	22.025 28.74 27.44 24.07 15.35 15.53	2/1/2015 1/30/2016 1/30/2017 2/5/2018 1/30/2019 2/5/2020	18,097 (3) 16,389 (4) 15,692 (5)	348,738 315,814 302,394	1,706 (6) 1,900 (7) 1,900 (8)	438,715 428,716 425,334
Michael H. Lanza	3,480 3,480 4,154 6,514 4,292	2,147 (10)	28.74 27.44 24.07 15.35 15.53	1/30/2016 1/30/2017 2/5/2018 1/30/2019 2/5/2020	15,975 (3) 14,147 (4) 13,546 (5)	307,832 272,604 261,026	1,506 (6) 1,640 (7) 1,640 (8)	387,283 370,050 367,130
John J. Marchioni	3,406 3,644 4,154 6,514 4,292	2,147 (10)	22.025 27.44 24.07 15.35 15.53	2/1/2015 1/30/2017 2/5/2018 1/30/2019 2/5/2020	18,097 (3) 16,389 (4) 15,692 (5)	348,738 315,814 302,394	1,706 (6) 1,900 (7) 1,900 (8)	438,715 428,716 425,334
Ronald J. Zaleski	5,748 10,000 3,480 3,480 4,154 6,514 4,292	2,147 (10)	17.395 22.025 28.74 27.44 24.07 15.35 15.53	2/3/2014 2/1/2015 1/30/2016 1/30/2017 2/5/2018 1/30/2019 2/5/2020	15,975 (3) 14,147 (4) 13,546 (5)	307,832 272,604 261,026	1,506 (6) 1,640 (7) 1,640 (8)	387,283 370,050 367,130

(1) The exercise price of option grants made under the Omnibus Stock Plan is the closing market price on the date of the grant. The exercise price of option grants made under previous equity plans is the average of the high and the low market price on the date of grant.

(2) In the event of a termination of employment on or after an individual attains “Early Retirement Age,” as defined under the Retirement Income Plan, holders of performance-based restricted stock unit awards are vested in such awards subject only to the attainment of applicable performance measures. The respective dates upon which each NEO attained, or is anticipated to attain, his Early Retirement Age are as follows: Mr. Murphy, 10/27/2002; Mr. Thatcher, 12/4/2015; Mr. Lanza, 12/16/2016; Mr. Marchioni 9/14/2018; and Mr. Zaleski, 12/7/2009.

(3) Reflects number of performance-based restricted stock units initially granted February 5, 2010 and the related accrued DEUs, which will vest and be payable, subject to the attainment of applicable performance measures, on February 5, 2013.

(4) Reflects number of performance-based restricted stock units initially granted on February 4, 2011 and the related accrued DEUs, which will vest and be payable, subject to the attainment of applicable performance measures, on February 4, 2014.

(5) Reflects number of performance-based restricted stock units initially granted on February 6, 2012 and the related accrued DEUs, which will vest and be payable, subject to the attainment of applicable performance measures, on February 6, 2015.

(6) Reflects number of performance-based cash incentive units initially granted on February 5, 2010 for the three-year performance period ending December 31, 2012. In the event of a termination of employment on or after an individual’s Early Retirement Date, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Early Retirement Dates for the NEOs are set forth in footnote 2. Settlement of the 2010 cash incentive unit awards will be made as soon as practicable in the 2013 calendar year, following the determination of the attainment of the applicable performance measures.

(7) Reflects number of performance-based cash incentive units initially granted on February 4, 2011 to the NEOs for the three-year performance period ending December 31, 2013. In the event of a termination of employment on or after an individual’s Early Retirement Date, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Early Retirement Dates for the NEOs are set forth in footnote 2. Settlement of the 2011 cash incentive unit awards will be made as soon as practicable in the 2014 calendar year, following the determination of the attainment of the applicable performance measures.

(8) Reflects number of performance-based cash incentive units initially granted on February 6, 2012 to the NEOs for the three-year performance period ending December 31, 2014. In the event of a termination of employment on or after an individual’s Early Retirement Date, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Early Retirement Dates for the NEOs are set forth in footnote 2. Settlement of the 2012 cash incentive unit awards will be made as soon as practicable in the 2015 calendar year, following the determination of the attainment of the applicable performance measures.

(9) The amounts in this column reflect: (i) a $128.58 per unit value for the February 5, 2010 cash incentive unit grant, a $112.82 per unit value for the February 4, 2011 cash incentive unit grant, and a $111.93 per unit value for February 6, 2012 cash incentive unit grant based on the TSR of Selective common stock at December 31, 2012; and (ii) a 200% unit multiplier for the number of cash incentive units granted on February 5, 2010, February 4, 2011, and February 6, 2012, respectively, based on performance against the Cash Incentive Unit Peer Group. This unit multiplier reflects the maximum performance measure for all three grants. This multiplier is appropriate considering: (i) each grant’s performance has exceeded the threshold performance measure; and (ii) the maximum multiplier of 200% is the next higher performance measure above the actual performance of 150%, 125%, and 100% for the 2010, 2011, and 2012 grants, respectively. The performance measures are identified for the February 6, 2012 grant in the Grants of Plan-Based Awards table on page 44.

(10) These options vested on February 5, 2013.

OPTION EXERCISES AND STOCK VESTED

The following table shows the option exercises and stock vesting of grants of plan-based awards by our NEOs in 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gregory E. Murphy	11,394	81,261	65,786	1,412,400
Dale A. Thatcher	0	0	21,249	456,211
Michael H. Lanza	0	0	18,775	403,095
John J. Marchioni	0	0	16,301	349,979
Ronald J. Zaleski	8,606	62,571	18,775	403,095

(1) Amounts in this column include performance-based restricted stock units that vested in 2012 as well as performance-based cash incentive units paid in 2012. The amounts reflected in the table attributable to performance-based restricted stock units are as follows: Mr. Murphy, 62,296; Mr. Thatcher, 20,122; Mr. Lanza, 17,779; Mr. Marchioni, 15,436; and Mr. Zaleski, 17,779. The amounts reflected in the table attributable to performance-based cash incentive units are as follows: Mr. Murphy, 3,490; Mr. Thatcher, 1,127; Mr. Lanza, 996; Mr. Marchioni, 865; and Mr. Zaleski, 996.

(2) Amounts in this column include the value of performance-based restricted stock units that vested in 2012 as well as the amount paid for performance-based cash incentive units in 2012. The amounts reflected in the table attributable to performance-based restricted stock units are as follows: Mr. Murphy, $1,114,480; Mr. Thatcher, $359,978; Mr. Lanza, $318,066; Mr. Marchioni, $276,155; and Mr. Zaleski, $318,066. The amounts reflected in the table attributable to performance-based cash incentive units are as follows: Mr. Murphy, $297,920; Mr. Thatcher, $96,233; Mr. Lanza, $85,029; Mr. Marchioni, $73,824; and Mr. Zaleski, $85,029.

PENSION BENEFITS

SICA maintains a tax qualified non-contributory defined benefit pension plan, the Retirement Income Plan. Most SICA employees, including the NEOs and certain former employees whose employment commenced on or before December 31, 2005, are eligible to receive benefits under the Retirement Income Plan. SICA also maintains the unfunded Selective Insurance Supplemental Pension Plan (“SERP”), as permitted under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to provide payments to certain executives and other participants in the Retirement Income Plan equal to the difference between: (i) the benefit payment to a participant under the Retirement Income Plan calculated without regard to ERISA and Internal Revenue Code limitations on annual amounts payable under the Retirement Income Plan; and (ii) the benefit payable to the participant pursuant to such limitations.

The Retirement Income Plan was amended as of July 1, 2002 to provide for different calculations based on age and company service as of that date. Monthly benefits payable at normal retirement age under the Retirement Income Plan and SERP are computed as follows. Defined terms used in this section, but not defined in this Proxy Statement, have the meanings given to them in the Retirement Income Plan.

1.	If a participant: (i) attained age 50 and completed five years of vesting service on or before July 1, 2002; or (ii) completed at least 25 years of vesting service on or before July 1, 2002, a participant’s benefit is equal to 2% of Average Monthly Compensation, minus 1 3/7% of Primary Social Security Benefits multiplied by years of Benefit Service (up to 35 years), reduced by the annuity contract issued by the AXA Equitable Life Insurance Company (“Equitable”) purchased under a prior terminated defined benefit pension plan.

2.	If a participant: (i) completed at least five years of Vesting Service; and (ii) the sum of a participant’s age and Vesting Service is 55 or more, a participant’s benefit is equal to the sum of: (a) 2% of Average Monthly Compensation, less 1 3/7% of Primary Social Security benefit multiplied by the number of years of Benefit Service through June 30, 2002 (up to 35 years) reduced by the monthly amount, if any, of retirement annuity payable under the group annuity contract issued by Equitable that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date; and (b) 1.2% of Average Monthly Compensation multiplied by the number of years of Benefit Service after June 30, 2002.

3.	If a participant first became eligible for the plan before July 1, 2002, but did not qualify for either 1 or 2 above, the participant’s benefit is equal to the greater of: (i) the benefit accrued as of June 30, 2002 equal to 2% of Average Monthly Compensation less 1 3/7% of Primary Social Security Benefit multiplied by years of Benefit Service reduced by the monthly amount, if any of retirement annuity payable under the group annuity contract issued by Equitable that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date for purposes of determining the participant’s Average Monthly compensation; and (ii) 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

4.	If a participant first became a participant in the plan after July 1, 2002, the benefit is equal to 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

The earliest retirement age is 55 with 10 years of service or the attainment of 70 points (age plus years of service). If a participant chooses to begin receiving benefits before his or her 65th birthday, the amount of the monthly benefit will be reduced as follows:

•	By 1/180th for each complete calendar month for the first 60 months by which the first early retirement benefit payment precedes the attainment of Normal Retirement Age (age 65);
•	By 1/360th for each complete calendar month for the next 60 months by which the first early retirement benefit payments precede Normal Retirement Age; and
•	By 40% plus 1/600th per month for each month prior to age 55.

At retirement, participants receive monthly pension payments. There are four optional forms of payments that can be chosen as alternatives to the normal form of payment, which for a married participant is an automatic 50% joint and surviving spouse annuity, and for an unmarried participant is a single life annuity.

The following table shows information regarding the pension benefits of our NEOs:

Name	Early Retirement Eligible	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Gregory E. Murphy	Yes	Retirement Income Plan	31.58	1,099,150	0
		SERP	31.58	3,247,041	0
Dale A. Thatcher	No	Retirement Income Plan	11.67	234,284	0
		SERP	11.67	234,247	0
Michael H. Lanza	No	Retirement Income Plan	7.42	146,277	0
		SERP	7.42	120,578	0
John J. Marchioni	No	Retirement Income Plan	14.00	200,347	0
		SERP	14.00	122,625	0
Ronald J. Zaleski	Yes	Retirement Income Plan	12.25	327,032	0
		SERP	12.25	220,532	0

(1) The Retirement Income Plan imposes a one-year waiting period for plan participation, which year is not included in years of credited service.

(2) Present value as of December 31, 2012 is calculated on the basis of Normal Retirement Age of 65. A 4.42% discount rate is applied and the 2013 Static Mortality Table is used to calculate the values indicated. For further discussion, see Item 8. Financial Statements and Supplementary Data, Note 15, Retirement Plans, in Selective’s Annual Report on Form 10-K for the year ended December 31, 2012.

NONQUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan allows participants to defer receipt of up to 50% of base salary and up to 90% of their ACIP payments. Participant accounts are credited with a notional rate of return (positive or negative) based on the performance of investment options selected by the participant from a menu of investment options. Participants can elect to schedule in-service withdrawals or withdrawals at separation of service.

SICA makes matching contributions to a participant’s Deferred Compensation Plan account to supplement matching contributions under the Retirement Savings Plan. For 2012, such matching contributions consisted of 100% of the first 3% of base salary and 50% of the next 3% of base salary deferred to the Retirement Savings Plan and the Deferred Compensation Plan, minus any matching contribution made to a participant’s Retirement Savings Plan account. In addition, effective January 1, 2010, the Deferred Compensation Plan was amended for participants ineligible to participate in the Retirement Income Plan to provide a non-elective contribution to the extent not made to a participant’s Retirement Savings Plan account due to the limitations under the Internal Revenue Code and the Retirement Savings Plan. The non-elective contribution is equal to 4% of base salary, minus any non-elective contribution made to the Retirement Savings Plan. None of the NEOs are eligible for this non-elective contribution.

The following table shows information regarding nonqualified deferred compensation of our NEOs:

Name	Executive Contributions in 2012 ($)(1)	Company Contributions in 2012 ($)(2)	Aggregate Earnings in 2012 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2012 ($)(4)
Gregory E. Murphy	45,000	29,250	126,975	0	1,254,821
Dale A. Thatcher	51,269	11,821	55,736	0	569,113
Michael H. Lanza	13,881	9,571	10,227	0	119,308
John J. Marchioni	14,019	9,779	13,603	0	154,764
Ronald J. Zaleski	99,846	7,806	243,555	0	2,364,727

(1) Amounts in this column are attributable to 2012 salary deferred by Messrs. Murphy, Thatcher, Lanza, and Marchioni, and are included in the Salary column of the Summary Compensation Table. Of the amount in this column for Mr. Zaleski, $42,346 is attributable to 2012 salary deferred, which is included in the Salary column of the Summary Compensation Table, and $57,500 is attributable to the deferral of a portion of his ACIP payment, which is included in the amount reported for 2012 in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2) All amounts in this column are included in the All Other Compensation column of the Summary Compensation Table.

(3) Amounts in this column are not included in the Summary Compensation Table because such earnings are not above market earnings.

(4) Amounts in this column include the following aggregate contributions of the NEOs and SICA to the Deferred Compensation Plan in 2012, which amounts are included in the Summary Compensation Table:

•	For 2010: Mr. Murphy, $84,225; Mr. Thatcher, $58,388; Mr. Lanza, $21,532; Mr. Marchioni, $25,138; and Mr. Zaleski, $105,600.

•	For 2011: Mr. Murphy, $74,475; Mr. Thatcher, $61,187; Mr. Lanza, $22,673; Mr. Marchioni, $29,062; and Mr. Zaleski, $104,977.

•	For 2012: Mr. Murphy, $74,250; Mr. Thatcher, $62,960; Mr. Lanza, $23,374; Mr. Marchioni, $23,538; and Mr. Zaleski, $107,574.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON
TERMINATION OR CHANGE IN CONTROL

SICA entered into amended employment agreements (collectively, the “Employment Agreements”) with the NEOs, as of December 23, 2008. The following table summarizes the principal provisions of the Employment Agreements.

Term	Continuation of the prior agreements’ initial three-year term, automatically renewed for additional one-year periods unless terminated by either party with written notice.(1)
Compensation	Base salary.(2)
Benefits	Eligible to participate in incentive compensation plan, stock plan, 401(k) plan, defined benefit pension plan and any other stock option, stock appreciation right, stock bonus, pension, group insurance, retirement, profit sharing, medical, disability, accident, life insurance, relocation plan or policy, or any other plan, program, policy or arrangement of Selective or SICA intended to benefit SICA’s employees generally.
Vacation and Reimbursements	Vacation time and reimbursements for ordinary travel and entertainment expenses in accordance with SICA’s policies.
Perquisites	Suitable offices, secretarial and other services, and other perquisites to which other executives of SICA are generally entitled.

Severance and Benefits on Termination without Change in Control

•     For Cause or Resignation by NEO other than for Good Reason: Salary and benefits accrued through termination date.

•     Death or Disability: Multiple(3) of: (i) NEOs salary; plus (ii) average of three most recent annual cash incentive payments; provided that any such severance payments be reduced by life or disability insurance payments under policies with respect to which SICA paid premiums, paid in 12 equal installments.

•     Without Cause by SICA, Relocation of Office over 50 Miles (without NEOs consent), Resignation for Good Reason by CEO:

o    Multiple(3) of: (i) NEOs salary; plus (ii) average of three most recent annual cash incentive payments paid in 12 equal installments.

o    Medical, dental, vision, disability, and life insurance coverage in effect for NEO and dependents until the earlier of specified period of months(4) following termination or commencement of equivalent benefits from a new employer.

•     Stock Awards: Except for termination for Cause or resignation by the NEO other than for relocation of office over 50 miles (without NEOs consent), immediate vesting and possible extended exercise period, as applicable, for any previously granted stock options, stock appreciation rights, cash incentive units, restricted stock, restricted stock units, and stock bonuses. Such immediate vesting and possible extended exercise periods shall also apply to a resignation by the CEO for Good Reason

Severance and Benefits on Termination after Change in Control

For termination without Cause or resignation for Good Reason by (A) CEO at any time or (B) other NEO within two years following a Change in Control (as defined in the Employment Agreement), NEO is entitled to:

•     Severance payment equal to multiple(5) of the greater of: (i) NEOs salary plus target annual cash incentive payment; or (ii) NEOs salary plus the average of NEOs annual cash incentive payments for the three calendar years prior to the calendar year in which the termination occurs, paid in lump sum.

•     Medical, dental, vision, disability, and life insurance coverage in effect for NEO and dependents until the earlier of period of months(6) following termination or commencement of equivalent benefits from a new employer.

•     Stock awards, same as above, except that the initial number of cash incentive units is multiplied by 150%.

•     Tax gross-up payment, if necessary, to offset any excise tax imposed on NEO for such payments or benefits.

Release; Confidentiality and Non-Solicitation

•     Receipt of severance payments and benefits conditioned upon:

o   Entry into release of claims; and

o   No disclosure of confidential or proprietary information or solicitation of employees to leave Selective or its subsidiaries for a period of two years following the termination of the Employment Agreement.

(1) The Employment Agreements automatically renewed for additional one-year periods on April 25, 2012 for Mr. Murphy, on July 26, 2012 for Mr. Lanza, and on July 31, 2012 for Messrs. Thatcher, Marchioni, and Zaleski.

(2) As of February 25, 2013, the annual base salaries for the NEOs were as follows: Mr. Murphy, $900,000; Mr. Thatcher, $550,000; Mr. Lanza, $480,000; Mr. Marchioni, $550,000; and Mr. Zaleski, $425,000.

(3) For Mr. Murphy the multiple is 2 and for Messrs. Thatcher, Lanza, Marchioni, and Zaleski the multiple is 1.5.

(4) For Mr. Murphy the period is 24 months and for Messrs. Thatcher, Lanza, Marchioni, and Zaleski the period is 18 months.

(5) For Mr. Murphy the multiple is 2.99 and for Messrs. Thatcher, Lanza, Marchioni, and Zaleski the multiple is 2.

(6) For Mr. Murphy the period is 36 months and for Messrs. Thatcher, Lanza, Marchioni, and Zaleski the period is 24 months.

The following table shows information regarding payments and benefits to which our NEOs would be entitled under the scenarios shown as of December 31, 2012:

Name	Resignation(1) or Termination For Cause ($)	Retirement ($)(2)	Death or Disability ($)(3)	Termination without Cause or Resignation with Good Reason ($)(4)	Change in Control ($)(5)
Gregory E. Murphy	-	4,435,992	7,302,659	7,321,650	16,795,490
Dale A. Thatcher	-	1,621,359	2,879,509	2,893,752	5,298,460
Michael H. Lanza	-	1,411,723	2,455,973	2,475,136	4,794,439
John J. Marchioni	-	1,621,359	2,799,509	2,818,221	5,340,071
Ronald J. Zaleski	-	1,411,723	2,385,473	2,403,149	4,555,014

(1) Other than a resignation for Good Reason.

(2) This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. These awards would normally vest upon: (i) retirement or continuation in service through the end of the applicable performance period; and (ii) the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value of such awards is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2012. Under the Cash Incentive Plan, participants’ awards, including the NEOs’ awards, would fully vest upon retirement or continuation in service through the end of the payment date and be payable following the end of the applicable three-year performance period. Also included in this column is the intrinsic value of unvested stock options as of December 31, 2012. The value of such awards is calculated using the difference of the closing selling price of Selective common stock as of December 31, 2012 and the stock option’s exercise price.

(3) This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. In the event of total disability, these awards would normally vest for all participants, including the NEOs, upon the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. In the event of death, the awards are immediately vested and payable for all participants, including the NEOs. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value of such awards is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2012. Under the Cash Incentive Plan, participants’ awards, in the event of total disability, including the NEOs’ awards, would fully vest and be payable following the end of the applicable three-year performance period. Also included in this column is the intrinsic value of unvested stock options as of December 31, 2012. The value of such awards is calculated using the difference of the closing selling price of Selective common stock as of December 31, 2012 and the stock option’s exercise price. This column also includes the severance payment provided for in each NEO’s Employment Agreement. Payments in this column will be reduced by life or disability insurance payments under policies with respect to which SICA paid premiums.

(4) This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. These awards would normally vest upon: (i) a termination without Cause or Resignation for Good Reason; and (ii) the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2012. The awards would fully vest and be payable following the end of the applicable three-year performance period. Also included in this column is the intrinsic value of unvested stock options as of December 31, 2012. The value of such awards is calculated using the difference of the closing selling price of Selective common stock as of December 31, 2012 and the stock option’s exercise price. Also included in this column are the severance payment and the value of medical, dental, vision, disability, and life insurance coverage, all as provided for in each NEOs Employment Agreement.

(5) This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs, which would immediately vest and be payable for all participants upon a change in control, including the NEOs. This column also includes the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs, all of which would vest upon a change in control for any participant, including the NEOs, holding such awards under such plans. The value of such awards is calculated using: (i) a 150% per unit multiplier; and (ii) the per unit value at December 31, 2012. Also included in this column is the intrinsic value of unvested stock options as of December 31, 2012. The value of such awards is calculated using the difference of the closing selling price of Selective common stock as of December 31, 2012 and the stock option’s exercise price. Also included in this column are the severance payment and the value of medical, dental, vision, disability, and life insurance coverage, all as provided for in each NEOs Employment Agreement. This column also includes the value of any tax gross-up payment necessary to offset any excise tax imposed for the payment and benefits disclosed in this column.

DIRECTOR COMPENSATION

The following table shows compensation earned by or paid to our non-employee directors during 2012 (employee directors do not receive compensation for serving on the Board).

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Paul D. Bauer	82,296	65,016	147,312
Annabelle G. Bexiga	40,203	65,016	105,219
A. David Brown	81,000	65,016	146,016
John C. Burville	62,500	65,016	127,516
Joan M. Lamm-Tennant	56,000	65,016	121,016
S. Griffin McClellan III	81,934	0	81,934
Michael J. Morrissey	74,609	65,016	139,625
Cynthia S. Nicholson	64,000	65,016	129,016
Ronald L. O’Kelley	80,609	65,016	145,625
William M. Rue	58,390	65,016	123,406
J. Brian Thebault	73,593	65,016	138,609

(1) This column reflects the aggregate grant date fair value for the 2012 grants of restricted stock units to directors, based on a grant date fair value of $17.44 per share. The aggregate number of options outstanding at December 31, 2012 for directors was as follows: Ms. Lamm-Tennant, and Messrs. Bauer and Thebault: 56,109; Messrs. Brown, Rue, and McClellan: 50,109; Mr. O’Kelley: 44,109; Mr. Burville: 38,109; Mr. Morrissey: 14,065; Ms. Nicholson: 7,953; and Ms. Bexiga: 0.

The following table summarizes the types and amounts of compensation paid to our non-employee directors in 2012:

Type of Compensation	Amount
Annual Retainer Fee	$50,000
Grant Date Fair Value of Annual Equity Award	$65,016
Board Meeting Attendance	$0
Committee Attendance Fee In person By telephone	$1,500 $1,000
Annual Chairperson Fee Audit Committee Corporate Governance and Nominating Committee Finance Committee Salary and Employee Benefits Committee	$15,000 $7,500 $7,500 $12,500
Lead Independent Director Fee	$15,000
Expenses	Reasonable

As the Director Compensation table above shows, in 2012 the non-employee directors received compensation in the forms of restricted stock units and cash for their director service. The SEBC annually reviews and approves the compensation for non-employee directors, including the Annual Retainer Fee, which was paid 100% in cash in 2012. Beginning January 1, 2013, non-employee directors have the election to receive up to 100%, but not less than 50%, of their Annual Retainer Fee in shares of Selective common stock. Any remaining balance of the Annual Retainer Fee will be paid in cash. Non-employee directors must make this election by December 20 of the prior year. The Annual Retainer Fee is paid in equal quarterly installments on the second business day following the release of Selective’s financial results for the previous quarter or year, as applicable.

For 2012, the annual equity grant under Selective’s director compensation program was made entirely in restricted stock units granted under the Omnibus Stock Plan. Committee Attendance Fees, Annual Chairperson Fees, and the Lead Independent Director Fee were paid in cash pursuant to the table above.

Under the Selective Insurance Group, Inc. Non-Employee Directors’ Deferred Compensation Plan, as amended, non-employee directors may elect by December 20 to defer their receipt of director compensation to be earned in the following year to a specified future year, the attainment of age 70, or separation from service as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Salary and Employee Benefits Committee: (i) was a Selective officer or employee in 2012; (ii) is a former Selective officer; or (iii) entered into any transaction in 2012 requiring disclosure under the section entitled “Transactions with Related Persons.”

No Selective executive officer served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on the Salary and Employee Benefits Committee or as a director of Selective.

COMPENSATION COMMITTEE REPORT

The Salary and Employee Benefits Committee establishes general executive compensation policies and establishes the salaries and bonuses of Selective’s executive officers, including the Chief Executive Officer. The Salary and Employee Benefits Committee: (i) has reviewed and discussed the Compensation Discussion and Analysis with management; and (ii) based on this review and discussion recommended to the Board of Directors, and the Board approved, the inclusion of the Compensation Discussion and Analysis in Selective’s Annual Report on Form 10-K for the year ended December 31, 2012 and this Proxy Statement.

Submitted by the Salary and Employee Benefits Committee of Selective’s Board of Directors,

Paul D. Bauer, Chairperson
A. David Brown
John C. Burville
Michael J. Morrissey
Cynthia S. Nicholson

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Selective specifically incorporates the Compensation Committee Report by reference therein.

INFORMATION ABOUT PROPOSAL 2

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our Board of Directors is providing Selective’s stockholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as “say-on-pay”). Although the vote is non-binding, the Board and the SEBC value the opinions of the stockholders and will consider the outcome of this vote when making future compensation decisions for named executive officers. In 2012, our stockholders overwhelmingly supported our compensation decisions with approximately 92% of votes cast voting in favor of our say-on-pay proposal. The Board has determined to provide our stockholders with that opportunity on an annual basis.

Stockholders are urged to read this Proxy Statement’s Compensation Discussion and Analysis section, which discusses our compensation philosophy, policies, and procedures. The following resolution is being submitted to stockholders for approval at the Annual Meeting pursuant to Section 14A of the Exchange Act:

“RESOLVED, that the stockholders of Selective Insurance Group, Inc. (“Selective”) approve, on an advisory basis, the compensation of Selective’s named executive officers as such compensation is disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K or any successor thereto.”

If a majority of stockholders vote against this proposal, neither the Board nor the SEBC will be required to take any specific action, because this vote is non-binding and advisory. Nevertheless, consistent with our record of stockholder responsiveness, the SEBC will consider our stockholders’ concerns and take them into account in future determinations concerning our executive compensation programs. The Board of Directors therefore recommends that you indicate your support for the compensation of our named executive officers as outlined in the above resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

INFORMATION ABOUT PROPOSAL 3

Ratification of Appointment of
Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP to act as Selective’s independent registered public accounting firm for the fiscal year ending December 31, 2013. The Board of Directors has approved the appointment and has directed that such appointment be submitted to Selective’s stockholders for ratification at the Annual Meeting.

Stockholder ratification of the appointment of KPMG LLP as Selective’s independent registered public accounting firm is not required. The Board of Directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether to retain KPMG LLP or another firm. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different auditing firm at any time during the 2013 fiscal year if the Board determines that such a change would be in the best interests of Selective and its stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, Selective’s independent registered public accounting firm, provided services in the following categories and amounts in 2012 and 2011:

Category	2012	2011
Audit Fees	$1,309,500	$1,157,000
Audit-Related Fees(1)	$107,200	$156,000
Tax Fees	$0	$0
All Other Fees(2)	$83,300	$85,000
TOTAL	$1,500,000	$1,398,000

(1) Audit-Related Fees for 2012 consisted primarily of amounts associated with audits of our benefit plans for 2011. Audit-Related Fees for 2011 consisted primarily of amounts associated with: (i) audits of our benefit plans for 2010; and (ii) an audit of the flood area of the Insurance Operations.

(2) All Other Fees for 2012 and 2011 consisted of independent actuarial reviews and reserve opinions.

The Audit Committee has a pre-approval policy that requires pre-approval of audit, audit-related, and permitted non-audit services on an annual basis and authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee delegated the authority to pre-approve audit, audit-related, and permitted non-audit services by KPMG LLP to the Audit Committee Chairperson, who is required to report any pre-approvals to the Audit Committee for ratification at its next meeting. In 2012, the Audit Committee pre-approved 100% of audit, audit-related, and permitted non-audit services and concluded that KPMG LLP’s provision of such services was compatible with the maintenance of KPMG LLP’s independence in the conduct of its auditing functions. KPMG LLP provided no tax services in 2012. Any such future services also would require Audit Committee pre-approval on an individual engagement basis.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Selective’s financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for overseeing preparation of the financial statements and the overall reporting processes, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has:

•	Periodically met with and held discussions with management regarding the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in Selective’s financial statements.

•	Reviewed and discussed the audited financial statements for the year ended December 31, 2012, included in the Annual Report on Form 10-K, with management, which represented to the Audit Committee that: (i) the financial statements were prepared in accordance with U.S. generally accepted accounting principles; and (ii) management had reviewed Selective’s disclosure controls and procedures and believes those controls are effective.

•	Reviewed and discussed with KPMG LLP, Selective’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements in accordance with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Selective’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statements of the Public Company Accounting Oversight Board, including the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•	Discussed with KPMG LLP, the independent registered public accounting firm’s independence from Selective and its management, including the matters in the written disclosures and the letter from the independent accountants delivered to the Audit Committee as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in Selective’s Annual Report on Form 10-K for the year ended December 31, 2012.

Submitted by the Audit Committee of Selective’s Board of Directors,

Ronald L. O’Kelley, Chairperson
Paul D. Bauer
Annabelle G. Bexiga
John C. Burville
J. Brian Thebault

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Selective specifically incorporates the Audit Committee Report by reference therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals for Inclusion in 2014 Proxy

From time-to-time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Under the rules of the SEC (under the Exchange Act), stockholder proposals to be included in the proxy statement for the 2014 Annual Meeting of Stockholders must be received by Selective’s Corporate Secretary at 40 Wantage Avenue, Branchville, New Jersey 07890 no later than November 25, 2013.

Other Proposals and Nominations

Selective’s By-Laws require that a stockholder who otherwise intends to present a proposal outside of Rule 14a-8 under the Exchange Act or to nominate a director must deliver notice to the Corporate Secretary, in proper written form and in accordance with the requirements of the By-Laws, not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Thus, a notice of a stockholder proposal for the 2014 Annual Meeting of Stockholders, submitted outside of Rule 14a-8 under the Exchange Act, will be untimely if received by the Corporate Secretary before November 25, 2013 or after December 25, 2013.

* * * * * * * *

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU ARE THEREFORE URGED TO PROMPTLY VOTE YOUR SHARES BY: (1) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; (2) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD; OR (3) COMPLETING, DATING, AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors:

Robyn P. Turner

Corporate Secretary

March 25, 2013

Branchville, New Jersey

DOCUMENTS INCORPORATED BY REFERENCE

Information regarding Executive Officers is incorporated by reference to the section entitled “Executive Officers of the Registrant” in Part I, Item 1. Business. of Selective’s Annual Report on Form 10-K for the year ended December 31, 2012.

DIRECTIONS

Selective Insurance Group, Inc.
Directions to Principal Offices
40 Wantage Avenue
Branchville, New Jersey 07890-1000

From East:

Route I-80 West to Route 15 North to Route 206 North. Go about 2 miles from Route 15/Route 206 intersection, turn right at traffic light, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). 1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/main reception area.

From West:

Route I-80 East to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite "Our Lady Queen of Peace" Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). 1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/main reception area.

- or -

Route I-78 East to Pa. Route 611 North to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite "Our Lady Queen of Peace" Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). 1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/main reception area.

- or -

Route I-78 East to Route 31 North to Route 46 West to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite "Our Lady Queen of Peace" Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). 1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/main reception area.

From North:

Route I-84 (East or West) to PA Route 209 South to Route 206 South. Left at Branchville traffic light opposite "Our Lady Queen of Peace" Catholic church, then turn left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). 1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/main reception area.

From South:

Route 206 North or Route I-80 West to Route 15 North to Route 206 North. Turn right at Branchville traffic light opposite "Our Lady Queen of Peace" Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). 1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/main reception area.

SELECTIVE®
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of Directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Paul D. Bauer	☐	☐	☐	**07** Gregory E. Murphy	☐	☐	☐
02 Annabelle G. Bexiga	☐	☐	☐	**08** Cynthia S. Nicholson	☐	☐	☐

Please fold here – Do not separate

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
03 A. David Brown	☐	☐	☐	**09** Ronald L. O'Kelley	☐	☐	☐
04 John C. Burville	☐	☐	☐	**10** William M. Rue	☐	☐	☐
05 Joan M. Lamm-Tennant	☐	☐	☐	**11** J. Brian Thebault	☐	☐	☐
06 Michael J. Morrissey	☐	☐	☐				

2. Approve a non-binding advisory resolution on the compensation of Selective's named executive officers as disclosed in the accompanying proxy statement. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.